EXHIBIT 99
REVISED Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2008(1)	2007(2)	2006(3)	2005(4)	2004(5)
For the year:
Interest income	$304,315	$330,439	$279,353	$224,439	$179,089
Interest expense	140,466	147,162	105,586	67,579	47,496
Net interest income	163,849	183,277	173,767	156,860	131,593
Provision for loan losses	82,492	25,340	12,156	10,960	12,708
Noninterest income	26,432	24,381	21,532	21,048	19,252
Noninterest expense	190,388	176,160	137,804	117,289	97,787
Net income (loss)	(52,451)	3,334	29,876	30,427	25,651
Net income (loss) attributable to Capitol Bancorp Limited	(28,607)	21,937	42,391	35,925	26,716
Net income (loss) per share attributable to Capitol
Bancorp Limited:
Basic	(1.67)	1.29	2.69	2.42	1.88
Diluted	(1.67)	1.27	2.57	2.34	1.79
Cash dividends paid per share	0.50	1.00	0.95	0.72	0.65

At end of year:
Total assets	$5,654,836	$4,901,763	$4,065,816	$3,475,721	$3,091,418
Total earning assets	5,282,010	4,527,006	3,743,041	3,204,646	2,885,545
Portfolio loans	4,735,229	4,314,701	3,488,678	2,991,189	2,692,904
Deposits	4,497,612	3,844,745	3,258,485	2,785,259	2,510,072
Notes payable and short-term borrowings	446,925	320,384	191,154	175,729	172,534
Subordinated debentures	167,293	156,130	101,035	100,940	100,845
Noncontrolling interests in consolidated subsidiaries	159,220	156,198	126,512	83,838	39,520
Capitol Bancorp Limited stockholders' equity	353,848	389,145	361,879	301,866	252,159

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2008:(1)
Interest income	$304,315	$73,179	$75,496	$76,137	$79,503
Interest expense	140,466	34,496	34,457	33,945	37,568
Net interest income	163,849	38,683	41,039	42,192	41,935
Provision for loan losses	82,492	10,705	53,810	9,019	8,958
Net income (loss)	(52,451)	(4,866)	(38,880)	(5,437)	(3,268)
Net income (loss) attributable to Capitol Bancorp Limited	(28,607)	1,074	(32,495)	623	2,191
Net income (loss) per share attributable to Capitol Bancorp Limited:(6)
Basic	(1.67)	0.06	(1.90)	0.04	0.13
Diluted	(1.67)	0.06	(1.90)	0.04	0.13
Cash dividends paid per share	0.50	0.05	0.05	0.15	0.25

Year ended December 31, 2007:(2)
Interest income	$330,439	$86,310	$85,036	$81,254	$77,839
Interest expense	147,162	39,924	38,368	35,712	33,158
Net interest income	183,277	46,386	46,668	45,542	44,681
Provision for loan losses	25,340	9,528	7,890	3,990	3,932
Net income (loss)	3,334	(3,077)	829	2,835	2,747
Net income attributable to Capitol Bancorp Limited	21,937	3,394	5,974	6,298	6,271
Net income per share attributable to Capitol Bancorp Limited:(6)
Basic	1.29	0.20	0.35	0.37	0.38
Diluted	1.27	0.20	0.35	0.37	0.36
Cash dividends paid per share	1.00	0.25	0.25	0.25	0.25

(1)
Includes Adams Dairy Bank, effective January 2008 (located in Blue Springs, Missouri), Mountain View Bank of Commerce, effective February 2008 (located in Westminster, Colorado), Colonia Bank, effective April 2008 (located in Phoenix, Arizona) and Pisgah Community Bank, effective May 2008 (located in Asheville, North Carolina).

(2)
Includes Bank of Tacoma, effective January 2007 (located in Tacoma, Washington), Sunrise Community Bank, effective February 2007 (located in Palm Desert, California), Larimer Bank of Commerce, effective May 2007 (located in Fort Collins, Colorado), Issaquah Community Bank (located in Issaquah, Washington) and USNY Bank (located in Geneva, New York), both effective July 2007, High Desert Bank, effective September 2007 (located in Bend, Oregon), Loveland Bank of Commerce, effective October 2007 (located in Loveland, Colorado), Bank of Feather River, effective November 2007 (located in Yuba City, California) and Community Bank of Lincoln (located in Lincoln, Nebraska), Bank of Fort Bend (located in Sugar Land, Texas) and Bank of Las Colinas (located in Irving, Texas), each effective December 2007.

(3)
Includes Community Bank of Rowan, effective February 2006 (located in Salisbury, North Carolina), Asian Bank of Arizona, effective April 2006 (located in Phoenix, Arizona), Evansville Commerce Bank, effective May 2006 (located in Evansville, Indiana), Bank of Valdosta (located in Valdosta, Georgia), Sunrise Bank of Atlanta (located in Atlanta, Georgia) and Bank of Everett (located in Everett, Washington), all effective June 2006, Bank of Maumee (located in Maumee, Ohio) and 1st Commerce Bank (located in North Las Vegas, Nevada), both effective October 2006, and Ohio Commerce Bank (located in Beachwood, Ohio), effective November 2006.

(4)
Includes Bank of Michigan, effective January 2005 (located in Farmington Hills, Michigan), Peoples State Bank, acquired April 7, 2005 (located in Jeffersonville, Georgia), Bank of Bellevue (located in Bellevue, Washington) and Fort Collins Commerce Bank (located in Fort Collins, Colorado), both effective June 2005, Bank of Auburn Hills, effective July 2005 (located in Auburn Hills, Michigan), Bank of San Francisco, effective August 2005 (located in San Francisco, California), Bank of Belleville (located in Belleville, Illinois) and Summit Bank of Kansas City (located in Lee's Summit, Missouri), both effective November 2005, and Bank of Santa Barbara, effective December 2005 (located in Santa Barbara, California).

(5)	Includes First Carolina State Bank (located in Rocky Mount, North Carolina), acquired April 1, 2004 and Point Loma Community Bank (located in San Diego, California), effective August 2004.
(6)
Each period's computation of net income per share is performed independently and, accordingly, net income per share for the year (basic and diluted) may not equal the sum of the amounts shown for the quarterly periods.

REVISED Management's Discussion and Analysis of Capitol's Business,
Financial Condition and Results of Operations

This discussion has been updated to consider the effects of retrospective adjustments resulting from implementation of a new accounting pronouncement, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB 51”.  Implementation of Statement No. 160 resulted in the reclassification of minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  The new standard also revises the presentation of certain line items in the consolidated statement of operations.  The accompanying consolidated financial statements have been adjusted to reflect implementation of the new accounting standard and merger of nine wholly-owned bank subsidiaries as if it had occurred at the beginning of the periods presented.

Summary and Overview

This section of the Annual Report is intended to discuss, from management's perspective, matters of importance regarding Capitol's operations, financial position and other things which have a significant effect on Capitol, its business and its banks.  This narrative includes some comments about future events and other forward-looking statements and readers are advised to carefully read the cautionary statement about forward-looking statements which is on page F-6 of the Annual Report.

Capitol is unique in the banking industry.  Capitol operates community banks in a wide variety of markets during an era of industry consolidation.  Capitol operates in one business segment, community banking.  Capitol's banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.

No other bank holding company in the U.S. is believed to hold as many bank 'charters' (i.e., individually capitalized, licensed and managed, community banks) as distinct operating subsidiaries.  Capitol had 64 banks operating in 17 states as of December 31, 2008.

In recent years, Capitol has expanded significantly through the addition of de novo banks.  In 2007, 11 new banks were added and, in 2006, 9 new banks were formed.  Capitol previously announced plans to expand to 100 banks.  Four de novo banks were formed in the first half of 2008.  Plans for formation of additional de novo banks were terminated mid-year 2008, eliminating the need for start-up capital.

Capitol's community bank model, in a stable economic environment, is intended to maintain a scalable, low overhead structure which is focused on delivering return-on-equity results, while empowering its individual banks with operating autonomy in all areas which impact the customer relationship.  Capitol's centralized 'back-office' functions, which support the banks, are capable of expanding coverage in concert with growth in both the number and size of affiliate banks.

2008 was a challenging year due to significantly elevated levels of loan losses caused by economic stress on borrowers and depressed real estate collateral values primarily at Capitol's Michigan banks, resulting in a net loss attributable to Capitol of $28.6 million ($1.67 per share) compared to net income attributable to Capitol of $21.9 million ($1.27 per diluted share) in 2007.

Capitol's Approach to Community Banking

Each bank begins as a single-location office, led by a bank president and a team of banking professionals with significant local experience, overseen by an independent board of directors composed of business leaders drawn from that local community.  Each bank has complete on-site authority to make all decisions which directly affect the customer, such as credit approval and the pricing and structure of both loans and deposits.  The philosophy of banking as a profession is key to Capitol's model where its banks' customers seek a relationship with banking professionals to meet their needs as opposed to transaction-oriented financial institutions pushing financial products at customers and emphasizing market share.

With Capitol's focused banking model, bank development on a national scale has been a natural extension of this business philosophy.  As mentioned previously, new bank development plans were terminated in mid-2008, after significant additions of de novo banks in 2007 (eleven) and 2006 (nine); four de novo banks were added in the first half of 2008.  Capitol's bank development approach has been based on just a few key ingredients necessary to operate a successful bank:

•	A bank president with a significant background in the future bank's business community, capable of attracting customer relationships and other banking professionals
•	An office address from which to operate, optimally located in that business community
•	A strong group of board members, drawn from the local business community, to oversee the bank's activities and assist in business development
•	In a start-up bank, the availability of capital from community investors seeking to invest up to 49% in the future bank's equity

Notably, 'market size' is not a big factor in Capitol's approach to bank-development.  Rather, the key is people.  Capitol has recognized from its beginning that its banking focus always has been, and always will be, a people business.  Capitol's banks are small in market stature, emphasizing personalized banking relationships.

"Incubation" of Young Community Banks
Young banks, just like most start-up businesses, are not profitable from the outset.  Each bank is started with sufficient capital to absorb early period losses and to support balance-sheet growth.  During these early periods of operation, Capitol's management works closely with the de novo bank's president in providing guidance and assistance to help achieve the bank's goals and objectives as it navigates toward future profitability.  When a de novo bank achieves certain developmental milestones (age, cumulative profitability, return on equity or other measures), Capitol may offer the bank's community investors (which invested up to 49% of the bank's start-up capital) an opportunity to exchange their bank investment for shares of Capitol's common stock.  The exchange offer (which is not a contractual obligation of Capitol) is generally subject to approval by the bank's shareholders.  When an exchange offer is made, the bank is often 'turning the corner' on cumulative profitability and the share-exchange enables the bank's shareholders to achieve both a return on their original investment in the bank and liquidity in the form of marketable shares of Capitol's common stock, if the shareholders elect to enter into the share-exchange transaction.

Monitoring and Managing Capitol's Investments in Community Banks
Capitol monitors and manages its investments in community banks working through regional presidents, supported by Capitol's bank financial analysis group.  Capitol's regional presidents and bank financial analysis group assist the banks in the development of detailed budgets, implement asset/liability management strategies, monitor progress on the banks' business plans and review monthly operating results for each bank.  In addition to monitoring operating results, Capitol assists the banks in managing capital, including funding supplemental capital when needed to support bank growth.

Capitol's unique relationship with its banks is multidimensional, as an investor, mentor and service provider.  As investor, Capitol closely monitors the financial performance of its bank subsidiaries.  Capitol's mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its youngest affiliates where guidance is needed during their early formative stages.  Capitol provides efficient back-office support services which can be performed centrally for all of its banks and which do not involve a direct interface with the bank customer, such as:

•	Accounting
•	Capital management
•	Credit administration
•	Data processing
•	Human resources administration
•	Internal audit
•	Legal support
•	Risk management

Some of these functions are performed nationally from a single location, while others are performed regionally, where it is more efficient to have personnel located geographically based on their respective responsibilities in relation to the physical location of the banks.

Total assets and revenues of each bank within Capitol's regions are summarized below as of and for the years ended December 31, 2008 and 2007 (in $1,000s):

	Total Assets		Total Revenues(6)
	2008	2007	2008	2007
Arizona Region:
Arrowhead Community Bank	$80,606	$89,060	$5,919	$8,161
Asian Bank of Arizona	38,127	25,017	1,990	1,760
Bank of Tucson	189,869	187,468	13,383	16,000
Camelback Community Bank	93,754	84,671	6,001	6,780
Central Arizona Bank(1)	79,775	77,306	4,641	5,544
Colonia Bank(2)	12,522		149
Mesa Bank	248,262	217,861	13,953	19,685
Southern Arizona Community Bank	88,146	85,158	5,907	6,872
Sunrise Bank of Albuquerque	81,977	71,726	5,203	6,168
Sunrise Bank of Arizona	119,395	116,245	8,069	9,336
Yuma Community Bank	73,028	78,489	5,273	6,078
Arizona Region Total	1,105,461	1,033,001	70,488	86,384

California Region:
Bank of Escondido	96,803	89,557	5,036	5,914
Bank of Feather River(3)	29,218	17,283	1,350	171
Bank of San Francisco	74,670	68,902	3,748	3,250
Bank of Santa Barbara	72,076	58,738	4,056	4,282
Napa Community Bank	149,093	131,457	8,732	9,483
Point Loma Community Bank	61,514	56,428	3,804	4,161
Sunrise Bank of San Diego	86,322	81,905	5,415	7,092
Sunrise Community Bank(3)	36,139	21,113	1,620	1,099
California Region Total	605,835	525,383	33,761	35,452

Colorado Region:
Fort Collins Commerce Bank	80,247	61,083	4,628	4,696
Larimer Bank of Commerce(3)	88,725	51,906	4,567	2,199
Loveland Bank of Commerce(3)	32,034	15,941	1,434	234
Mountain View Bank of Commerce(2)	37,740		1,192
Colorado Region Total	238,746	128,930	11,821	7,129

Great Lakes Region:
Bank of Auburn Hills	43,856	44,767	2,766	3,298
Bank of Maumee	56,812	35,576	2,829	1,552
Bank of Michigan	78,716	69,909	4,902	4,945
Capitol National Bank	245,354	228,556	14,649	17,794
Elkhart Community Bank	99,917	89,064	5,684	6,876
Evansville Commerce Bank	63,228	50,819	4,014	2,789
Goshen Community Bank	87,419	93,173	5,140	6,128
Michigan Commerce Bank(4)(5)	1,275,125	1,290,681	79,937	97,238
Ohio Commerce Bank	60,678	35,690	2,672	1,533
Paragon Bank & Trust	107,491	103,711	7,024	7,034
Great Lakes Region Total(5)	2,118,596	2,041,946	129,617	149,187

Midwest Region:
Adams Dairy Bank(2)	33,867		1,621
Bank of Belleville	73,901	50,485	3,640	2,389
Community Bank of Lincoln(3)	53,222	12,960	2,117	65
Summit Bank of Kansas City	53,429	50,142	3,074	3,452
Midwest Region Total	214,419	113,587	10,452	5,906

Nevada Region:
1st Commerce Bank	52,622	32,091	2,353	1,762
Bank of Las Vegas	73,692	72,768	4,853	5,966
Black Mountain Community Bank	157,545	147,433	10,739	12,282
Desert Community Bank	100,312	101,840	7,240	8,216
Red Rock Community Bank	126,993	120,750	7,709	9,319
Nevada Region Total	511,164	474,882	32,894	37,545

Summary of total assets and revenues – continued:

	Total Assets		Total Revenues(6)
	2008	2007	2008	2007
Northeast Region:
USNY Bank(3)	$49,620	$17,171	$1,845	$438

Northwest Region:
Bank of Bellevue	55,841	45,122	2,909	3,152
Bank of Everett	44,756	28,946	2,144	1,907
Bank of Tacoma(3)	44,241	24,325	2,060	1,304
High Desert Bank(3)	41,904	11,501	1,497	221
Issaquah Community Bank(3)	36,942	13,696	1,296	330
Northwest Region Total	223,684	123,590	9,906	6,914

Southeast Region:
Bank of Valdosta	58,995	43,842	3,156	2,574
Community Bank of Rowan	138,341	117,495	7,311	6,195
First Carolina State Bank	119,774	115,243	6,076	7,556
Peoples State Bank	29,233	26,159	1,705	2,226
Pisgah Community Bank(2)	36,897		691
Sunrise Bank of Atlanta	62,198	48,664	4,434	3,922
Southeast Region Total	445,438	351,403	23,373	22,473

Texas Region:
Bank of Ford Bend(3)	26,424	9,551	922	27
Bank of Las Colinas(3)	31,354	11,383	1,288	37
Texas Region Total	57,778	20,934	2,210	64

Other, net(5)(7)	84,095	70,936	4,380	3,328

Consolidated Totals	$5,654,836	$4,901,763	$330,747	$354,820

(1)	Formerly Valley First Community Bank, which was renamed in 2008 upon adding a second location in Casa Grande, Arizona.
(2)	Became a Capitol affiliate in 2008 and is included for periods after addition to the Capitol banking network.
(3)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(4)
Effective March 31, 2009, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank merged with and into Ann Arbor Commerce Bank.  Upon completion of the merger, the surviving bank was renamed Michigan Commerce Bank.

(5)	As adjusted for reclassification of net deferred costs of successful originations of portfolio loans and servicing asset balances from Capitol to Michigan Commerce Bank.
(6)	Total revenues is the sum of interest income and noninterest income.
(7)	Includes corporate and other nonbank entities.

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Capitol's Results of Operations

For 2008, a net loss attributable to Capitol was incurred of approximately $28.6 million ($1.67 per share) compared to net income attributable to Capitol of $21.9 million ($1.27 per diluted share) in 2007.  Net income attributable to Capitol in 2006 approximated $42.4 million ($2.57 per diluted share).

The table below summarizes, for Capitol's banks individually and regionally, net income (loss) (in $1,000s) and the related rates of return on average equity and assets, where applicable:

	Net Income (Loss)			Return on Average Equity			Return on Average Assets
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Arizona Region:
Arrowhead Community Bank	$(2,428)	$762	$1,293		9.24%	15.68%		0.89%	1.49%
Asian Bank of Arizona(4)	(956)	(507)	(567)
Bank of Tucson	3,717	4,527	4,656	20.56%	26.48%	29.93%	2.04%	2.52%	2.62%
Camelback Community Bank	965	992	1,119	10.39%	11.14%	13.64%	1.05%	1.13%	1.36%
Central Arizona Bank(1)	(1,004)	327	716		4.10%	9.67%		0.46%	0.97%
Colonia Bank(2)	(770)
Mesa Bank	(9,881)	3,983	4,509		21.46%	25.51%		1.89%	2.32%
Southern Arizona Community Bank	639	1,082	1,189	7.06%	12.04%	13.51%	0.72%	1.22%	1.39%
Sunrise Bank of Albuquerque	224	601	494	3.05%	8.95%	7.50%	0.29%	0.86%	0.86%
Sunrise Bank of Arizona	(435)	409	1,372		3.51%	10.82%		0.35%	1.17%
Yuma Community Bank	565	936	1,199	7.23%	12.09%	16.95%	0.75%	1.28%	1.70%
Arizona Region Total	(9,364)	13,112	15,980

California Region:
Bank of Escondido	361	505	787	2.53%	3.54%	7.70%	0.38%	0.58%	1.04%
Bank of Feather River(3)	(487)	(576)
Bank of San Francisco	43	(397)	(484)	0.51%			0.07%
Bank of Santa Barbara	(420)	(191)	(630)
Napa Community Bank	1,223	1,542	1,572	8.39%	11.73%	13.65%	0.93%	1.29%	1.86%
Point Loma Community Bank	294	168	196	4.00%	2.37%	2.84%	0.50%	0.31%	0.48%
Sunrise Bank of San Diego	300	432	885	2.81%	4.06%	8.18%	0.33%	0.50%	1.27%
Sunrise Community Bank(3)	(646)	(998)
California Region Total	668	485	2,326

Colorado Region:
Fort Collins Commerce Bank	620	588	170	6.71%	6.81%	2.10%	0.89%	1.07%	0.42%
Larimer Bank of Commerce(3)	465	(586)		6.09%			0.66%
Loveland Bank of Commerce(3)	(458)	(426)
Mountain View Bank of Commerce(2)	(819)
Colorado Region Total	(192)	(424)	170

Great Lakes Region:
Bank of Auburn Hills	(957)	(335)	(332)
Bank of Maumee(4)	(774)	(1,063)	(619)
Bank of Michigan	543	(136)	(343)	7.95%			0.76%
Capitol National Bank	(766)	1,977	2,879		10.45%	14.97%		0.84%	1.20%
Elkhart Community Bank	39	766	948	0.45%	8.67%	11.18%	0.04%	0.90%	1.16%
Evansville Commerce Bank(4)	(248)	(689)	(851)
Goshen Community Bank	178	431	383	2.23%	5.72%	5.58%	0.22%	0.54%	0.55%
Michigan Commerce Bank(5)(6)	(13,768)	6,050	12,476		5.66%	11.71%		0.48%	1.01%
Ohio Commerce Bank(4)	(149)	(770)	(383)
Paragon Bank & Trust	(1,501)	(187)	858			7.71%			0.85%
Great Lakes Region Total(6)	(17,403)	6,044	15,016

Midwest Region
Adams Dairy Bank(2)	(669)
Bank of Belleville	35	(572)	(548)	0.49%			0.06%
Community Bank of Lincoln(3)	(643)	(500)
Summit Bank of Kansas City	(97)	(404)	(593)
Midwest Region Total	(1,374)	(1,476)	(1,141)

Net income (loss) and the related rates of return on average equity and assets – continued:

	Net Income (Loss)			Return on Average Capitol Bancorp Equity			Return on Average Assets
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Nevada Region:
1st Commerce Bank(4)	$(1,158)	$(578)	$(432)
Bank of Las Vegas	44	608	707	0.51%	6.77%	7.24%	0.06%	0.83%	1.09%
Black Mountain Community Bank	2,001	2,612	2,556	13.40%	18.40%	20.40%	1.30%	1.81%	1.96%
Desert Community Bank	596	1,296	1,302	5.87%	13.54%	15.29%	0.58%	1.35%	1.51%
Red Rock Community Bank	660	1,652	2,162	4.83%	12.34%	17.38%	0.54%	1.44%	2.09%
Nevada Region Total	2,143	5,590	6,295

Northeast Region:
USNY Bank(3)	(748)	(908)

Northwest Region:
Bank of Bellevue	(146)	(154)	(384)
Bank of Everett(4)	(956)	(636)	(733)
Bank of Tacoma(3)	(824)	(1,067)
High Desert Bank(3)	(801)	(514)
Issaquah Community Bank(3)	(627)	(574)
Northwest Region Total	(3,354)	(2,945)	(1,117)

Southeast Region:
Bank of Valdosta(4)	(139)	(423)	(822)
Community Bank of Rowan(4)	945	(183)	(1,095)	9.39%			0.76%
First Carolina State Bank	(403)	539	637		4.52%	5.59%		0.53%	0.75%
Peoples State Bank	(72)	254	282		5.14%	6.57%		0.93%	0.55%
Pisgah Community Bank(2)	(920)
Sunrise Bank of Atlanta(4)	(554)	(338)	(820)
Southeast Region Total	(1,143)	(151)	(1,818)

Texas Region:
Bank of Fort Bend(3)	(829)	(461)
Bank of Las Colinas(3)	(623)	(658)
Texas Region Total	(1,452)	(1,119)

Other, net(6)(7)	(20,232)	(14,880)	(3,295)

Consolidated totals	$(52,451)	$3,334	$29,876		5.72%	12.94%		0.49%	1.12%

(1)	Formerly Valley First Community Bank, which was renamed in 2008 upon adding a second location in Casa Grande, Arizona.
(2	Became a Capitol affiliate in 2008 and is included for periods after addition to the Capitol banking network.
(3)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(4)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(5)
Effective March 31, 2009, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank merged with and into Ann Arbor Commerce Bank.  Upon completion of the merger, the surviving bank was renamed Michigan Commerce Bank.

(6)	As adjusted for reclassification of net deferred costs of successful originations of portfolio loans and servicing asset balances from Capitol to Michigan Commerce Bank.
(7)	Includes corporate and nonbank units.

The preceding table presents net income (or loss) of each bank without regard to Capitol's direct or indirect ownership percentage.  Young de novo banks are expected to incur operating losses in their early periods of operations and, due to Capitol's ownership percentage, individual start-up losses at banks typically do not have a material effect on consolidated earnings.

Earnings or losses at wholly-owned banks have a more significant and direct impact on consolidated earnings.  The preceding table indicates significant losses incurred at banks within the Great Lakes Region.  Dominating the Great Lakes Region are Capitol's three mature, wholly-owned banks located in Michigan.  Operating results of this group of banks amounted to a net loss of $15.2 million in 2008, compared to net income of $6.1 million in 2007 and $15 million in 2006.  The unprecedented 2008 operating losses of this group of banks were attributable to loan losses stemming from a sustained difficult economy, significant increases in nonearning assets, related depressed real estate valuation, a weak or nonexistent real estate sales environment and elevated collection costs.  These, coupled with loan losses incurred at Mesa Bank in Arizona, are the largest items adversely impacting Capitol's 2008 consolidated operating results, followed by compression in margins and related net interest income.

The principal revenue source for Capitol's banks is interest income from loans.  Net interest income is the total of all interest income minus all interest expense.  This is an important measure that is used to help determine the amount of net operating revenues for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $163.8 million in 2008, an 11% decrease from the $183.3 million reported in 2007, compared to a 5% increase in 2007 versus an 11% increase in 2006.  The 2008 decrease in net interest income is due to growth in nonperforming loans and a challenging interest rate environment which reduced the spread between interest earned on loans and rates paid on deposits.  The modest 2007 increase in net interest income was due to balance-sheet growth offset by compression in margins resulting from lower rates earned on loans and elevated levels of nonperforming loans, coupled with the slower repricing of rates paid on deposits.

Combined with noninterest income, total consolidated net operating revenues approximated $190.3 million in 2008, $207.7 million in 2007 and $195.3 million in 2006.  Noninterest income for these periods was $26.4 million, $24.4 million and $21.5 million, respectively.  Noninterest income increased 8% in 2008.

Service charges, which approximated $5.9 million in 2008, increased 23% from the 2007 level of $4.8 million ($4.3 million in 2006).  Revenue from trust and wealth management activities increased 20% in 2008, 54% in 2007 and 61% in 2006, following the late-2005 launch of Capitol Wealth, Inc., an initiative to expand Capitol's banks' scope of services in meeting the needs of their clients beyond loans and deposits.  Full-time Capitol Wealth advisors are located at many of Capitol's banks to work in tandem with their traditional banking colleagues to expand the availability of financial services to the banks' clientele, while increasing noninterest revenues.  Capitol Wealth has not yet achieved profitability and its revenues decreased in the fourth quarter of 2008 due to market volatility and client activity.

In 2008, 2007 and 2006, revenue from mortgage loans originated for sale amounted to $3.6 million, $4.5 million and $5.4 million, respectively.  Loan origination volume decreased in 2008 and 2006 and increased slightly in 2007.  Instability of residential real estate market conditions have negatively impacted residential mortgage origination volume.  Other noninterest income increased 26% in 2008 and 21% in 2007.  Due to the nature of these revenues, as well as gains on the sale of government-guaranteed loans, the amount of the revenue can vary significantly from year to year depending on interest rates and business opportunities.

The provision for loan losses approximated $82.5 million, $25.3 million and $12.2 million in 2008, 2007 and 2006, respectively.  The dramatic increase in the provision for loan losses in 2008 is primarily associated with loan losses incurred in the Great Lakes Region's mature, wholly-owned Michigan banks and Arizona-based Mesa Bank and related elevated levels of nonperforming loans.  The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in Capitol's Financial Position section of this narrative.

Noninterest expense totaled $190.4 million, $176.2 million and $137.8 million in 2008, 2007 and 2006, respectively.  In total, these expenses increased 8.1% in 2008, 27.8% in 2007 and 17.5% in 2006.  Increases in the components of noninterest expense in 2008 were primarily associated with added staffing and other costs associated with growing young banks and adding new banks (four in 2008, eleven in 2007 and nine in 2006).

Costs associated with foreclosed properties and other real estate owned increased significantly in 2008 to $6.9 million from $1 million in 2007 and $417,000 in 2006; such increase corresponded with the increased number of foreclosed properties and other real estate owned during 2008.

FDIC insurance premiums and other regulatory fees increased 49% in 2008 after increasing dramatically in 2007 from a relatively nominal level in 2006.  FDIC insurance premiums are expected to increase significantly in the future as the FDIC seeks to bolster its insurance fund after incurring numerous losses due to bank failures and higher levels of deposit insurance.

Preopening and start-up costs of de novo banks decreased in 2008 in concert with the reduced number of banks opened during the year and Capitol's mid-2008 termination of new bank development activity.

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2008	2007	2006

Advertising	$3,261	$3,315	$2,921
Professional fees	3,037	2,468	2,547
Travel, lodging and meals	2,998	3,080	2,322
Directors' fees	2,828	2,819	2,196
Paper, printing and supplies	2,825	2,870	2,409
Bank services (ATMs, telephone banking and Internet banking)	2,622	2,115	1,564
Communications	2,197	1,728	1,380
Loan and collection expense	1,990	1,952	1,116
Postage	1,323	1,113	1,009
Dues and memberships	974	928	810
Courier service	902	997	872
Taxes other than income taxes	825	1,786	1,372
Insurance expense	629	473	398
Contracted labor	426	496	549
Other	10,974	8,951	4,880
Total	$37,811	$35,091	$26,345

Capitol's effective tax rate was 36.5% in 2008 (rate applicable to tax benefit resulting from net operating loss), 45.9% in 2007 and 34.1% in 2006.  The statutory federal income tax rate applicable to Capitol is currently 35%.  The effective tax rate includes state income taxes, but excludes taxes incurred in states which are based on measures other than income (which are shown in the preceding table).  The higher effective tax rate in 2007 resulted primarily from lower taxable income while nondeductible items were relatively consistent with prior years.

Capitol's Financial Position

Consolidated total assets increased in 2008 to $5.7 billion from $4.9 billion at the end of 2007 and $4.1 billion at the beginning of 2007.

Key to the balance-sheet strength of Capitol is its total capital position (subordinated debentures and equity totaling approximately $680.4 million or 12% of total assets) and liquidity (cash and cash equivalents of $624.4 million or 11% of total assets) at December 31, 2008.  Both of those key elements are discussed in the next section, Liquidity, Capital Resources and Capital Adequacy.

During 2008, a new accounting standard became effective which clarified the application of ‘fair value’ when used to account for certain assets and liabilities.  While standard-setters argued the new guidance did not represent an accounting change, others felt it brought on market upheaval and turmoil.  For Capitol, the new guidance did not have a material effect on its consolidated financial statements.  Disclosures relating to fair value appear in the notes to the consolidated financial statements.

When considering Capitol's financial position, as shown in its consolidated balance sheet, it is clear that the single largest asset category is portfolio loans.  Accordingly, the narrative in this section is devoted primarily to loans.

Net portfolio loans (total portfolio loans after subtracting the allowance for loan losses) approximated $4.6 billion at December 31, 2008 and $4.3 billion at December 31, 2007.  These amounts approximated 82% of total consolidated assets at December 31, 2008 and 87% at December 31, 2007.  Loan growth slowed during 2008 in response to a difficult economic environment and an effort to enhance balance-sheet liquidity.  Loan growth in 2008 approximated $421 million ($826 million in 2007).  On a consolidated basis, portfolio loan growth at banks less than three years of age as of year-end 2008 comprised all of the banks' portfolio loan growth.

Capitol's banks emphasize commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses.  All of Capitol's banks use a common credit policy; however, as emphasized earlier, credit decisions are made at the local level at each community bank.  The utilization of an enterprise-wide credit policy has several key benefits to Capitol and its banks, such as procedural guidance for:

•	Loan underwriting and documentation
•	Credit granting authorities within the bank

•	Acceptable collateral and loan structuring
•	Loan participations amongst other affiliates or other funding sources when proposals exceed an individual bank's limitations
•	Collections and workouts
•	Documenting and evaluating the adequacy of the allowance for loan losses
•	Establishing corporate credit administration resources to aid the banks when needed

As part of the banks' emphasis on commercial lending, commercial real estate is sought as the primary source of collateral for commercial loans when possible.  This emphasis on use of commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment.

Due to local and regional economic conditions, there is uncertainty in future real estate values, appraisal results and the resulting potential impact on valuation of collateral-dependent loans and real estate owned.  The fair value measurement of collateral-dependent loans and other real estate owned is dependent primarily upon appraisal of the underlying property value.  Fair value measurement has been recently defined in a new accounting standard, Financial Accounting Standards Board Statement No. 157, which became effective January 1, 2008 for Capitol.  Management cautiously monitors real estate values and related appraisal data when evaluating such valuations.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period can be long due to the foreclosure process and may be further extended if the real estate sales environment is weak or nonexistent as in the current severe recessionary environment.  In contrast, a commercial loan secured by receivables, inventory or equipment which becomes nonperforming tends to have a higher loss potential due to the probable dissipation of collateral value.

At December 31, 2008, the consolidated allowance for loan losses approximated $93 million or 1.96% of total portfolio loans outstanding, compared with $58.1 million or 1.35% at December 31, 2007.  As stated earlier, the allowance is based on management's analysis of inherent losses in the loan portfolio at the balance sheet date.

Nonperforming loans approximated $170.2 million and $72.6 million at December 31, 2008 and 2007, and approximated 3.59% and 1.68% of portfolio loans and 3.01% and 1.48% of total assets, respectively.  Of the nonperforming loans at December 31, 2008, about 90% were real-estate secured.  At December 31, 2008, the coverage ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 55%, compared to 80% at the beginning of the year.  The coverage ratio decreased in 2008 as the growth rate of nonperforming loans exceeded the growth rate of the allowance for loan losses.

At December 31, 2008, about 53% of Capitol's total nonperforming loans were Michigan-based (including nonperforming loans held at the parent level) where nonperforming loans increased $39.3 million or 76% in 2008.  In concert with sharply elevated levels of nonperforming loans at Michigan banks, their combined allowance ratio of about 2.84% and 1.58% of portfolio loans at year-end 2008 and 2007, respectively, has been maintained at a higher level than the consolidated ratio, and some banks have allowance ratios exceeding 3%.  Although the majority of nonperforming loans at December 31, 2008 were Michigan-based, it should be noted that other regions (Arizona and Nevada, in specific) experienced increases in this category in 2008.  Increases in other regions' nonperforming loans were expected due to softened economic conditions and the historically low levels of such loans in prior periods.

Due to a combination of commercial real estate collateral and a depressed economic climate, resolution of nonperforming loans and other nonperforming assets take extended periods of time.  Levels of nonperforming loans are likely to increase further and general economic conditions may not recover in the foreseeable future.  Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses as of December 31, 2008.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention.  This loan review process is a continuous activity which periodically updates internal loan classifications.  At inception, all loans are individually assigned a classification which grades the credits on a risk basis, assessing the financial strength of the borrower and guarantors and other factors such as the borrowers' historical and projected financial performance, local economic conditions and other subjective factors.  The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate.  In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management attention and the development of specific remedial action plans.

At December 31, 2008, potential problem loans (which include nonperforming loans) approximated $551 million or nearly 12% of total consolidated portfolio loans.  Such totals have historically approximated 4% to 5% of loans outstanding and are an important part of management's ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels.  During 2008, the amount of potential problem loans increased significantly as management downgraded many credit relationships in response to the impact of the severe recessionary environment and also as a result of growth in nonperforming loans.  It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

As noted in the Critical Accounting Policies section, which appears later in this narrative, the use of estimates in determining the allowance for loan losses is very important for an understanding of Capitol's consolidated financial statements.  Simply stated, the allowance for loan losses is management's estimate of loan losses inherent in the loan portfolio at the balance-sheet date.  The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance.  There are many ways to estimate losses or ‘loss reserves’ and there is no one ‘right’ way.  Management's experience is that its estimation techniques have accurately estimated historical losses.

Capitol had 64 separately chartered banks at year-end 2008.  Each bank separately documents the adequacy of its respective allowance for loan losses.  As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses.  Essentially, a standardized computational template is used consistently by all of Capitol's banks.  The template includes elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors.  While a standardized template is utilized, management is required to apply subjective judgment in determining risk factors specific to their banks and other matters in determining the allowance needed at the bank level.  Further, the combined results of the banks' separate analyses are evaluated at the Capitol, or parent, level on a judgmental basis.  The process to evaluate and determine the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

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The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally, and on a consolidated basis (in $1,000s):

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2008	2007	2008	2007	2008	2007	2008	2007
Arizona Region:
Arrowhead Community Bank	$69,487	$81,836	$2,375	$818	$7,430	$361	3.42%	1.00%
Asian Bank of Arizona	33,023	21,514	694	405	1,898	314	2.10%	1.88%
Bank of Tucson	168,390	168,427	1,550	1,385	2,462	752	0.92%	0.82%
Camelback Community Bank	84,957	79,869	789	800	2,030	451	0.93%	1.00%
Central Arizona Bank(1)	69,372	71,689	1,339	653	1,895		1.93%	0.91%
Colonia Bank(2)	7,483		120				1.60%
Mesa Bank	147,853	202,511	3,250	1,760	21,423	3,699	2.20%	0.87%
Southern Arizona Community Bank	79,434	78,467	875	792		600	1.10%	1.01%
Sunrise Bank of Albuquerque	74,115	67,192	933	866	43	183	1.26%	1.29%
Sunrise Bank of Arizona	110,131	112,211	1,159	1,125	3,707	4,250	1.05%	1.00%
Yuma Community Bank	63,804	66,092	730	525	1,506	600	1.14%	0.79%
Arizona Region Total	908,049	949,808	13,814	9,129	42,394	11,210	1.52%	0.96%

California Region:
Bank of Escondido	62,608	54,707	810	560	817	311	1.29%	1.02%
Bank of Feather River(3)	22,962	13,345	320	187			1.39%	1.40%
Bank of San Francisco	60,772	44,989	823	695	299	392	1.35%	1.54%
Bank of Santa Barbara	60,535	52,340	1,138	741	1,841		1.88%	1.42%
Napa Community Bank	130,150	100,253	1,890	1,069	1,848	1,459	1.45%	1.07%
Point Loma Community Bank	52,497	49,607	797	695	795		1.52%	1.40%
Sunrise Bank of San Diego	76,282	74,526	1,048	908	1,444	2,386	1.37%	1.22%
Sunrise Community Bank(3)	28,355	17,624	440	255			1.55%	1.45%
California Region Total	494,161	407,391	7,266	5,110	7,044	4,548	1.47%	1.25%

Colorado Region:
Fort Collins Commerce Bank	74,280	59,388	1,101	889	48		1.48%	1.50%
Larimer Bank of Commerce(3)	78,638	50,927	1,160	765			1.48%	1.50%
Loveland Bank of Commerce(3)	27,251	15,253	652	229	1,090		2.39%	1.50%
Mountain View Bank of Commerce(2)	32,180		474				1.47%
Colorado Region Total	212,349	125,568	3,387	1,883	1,138		1.60%	1.50%

Great Lakes Region:
Bank of Auburn Hills	39,914	36,586	988	820	2,895	1,293	2.48%	2.24%
Bank of Maumee	50,094	32,102	752	482	37		1.50%	1.50%
Bank of Michigan	67,700	63,448	996	952	306	370	1.47%	1.50%
Capitol National Bank	213,392	206,449	8,341	3,421	12,828	3,449	3.91%	1.66%
Elkhart Community Bank	87,971	83,754	1,702	1,282	3,941	2,677	1.93%	1.53%
Evansville Commerce Bank	55,779	48,113	943	720	158	80	1.69%	1.50%
Goshen Community Bank	74,144	70,799	1,501	874	876	491	2.02%	1.23%
Michigan Commerce Bank(4)(5)	1,127,348	1,208,545	30,258	18,721	63,092	37,691	2.68%	1.55%
Ohio Commerce Bank	48,207	29,110	723	437			1.50%	1.50%
Paragon Bank & Trust	87,651	91,481	2,990	1,431	6,447	2,220	3.41%	1.56%
Great Lakes Region Total(5)	1,852,200	1,870,387	49,194	29,140	90,580	48,271	2.66%	1.56%

Midwest Region:
Adams Dairy Bank(2)	28,834		450				1.56%
Bank of Belleville	65,150	46,951	923	700			1.42%	1.49%
Community Bank of Lincoln(3)	43,657	10,501	674	168			1.54%	1.60%
Summit Bank of Kansas City	44,068	45,165	709	641	779		1.61%	1.42%
Midwest Region Total	181,709	102,617	2,756	1,509	779		1.52%	1.47%

Nevada Region:
1st Commerce Bank	30,663	27,030	740	393	1,000		2.41%	1.45%
Bank of Las Vegas	64,648	61,662	901	751	4,399		1.39%	1.22%
Black Mountain Community Bank	143,654	137,308	1,765	1,415	1,722	659	1.23%	1.03%
Desert Community Bank	87,388	90,050	943	837	3,671	356	1.08%	0.93%
Red Rock Community Bank	110,143	106,559	1,200	977	5,488	64	1.09%	0.92%
Nevada Region Total	436,496	422,609	5,549	4,373	16,280	1,079	1.27%	1.03%

Summary of loan information – continued:

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2008	2007	2008	2007	2008	2007	2008	2007
Northeast Region:
USNY Bank(3)	$43,471	$12,421	$680	$187			1.56%	1.51%

Northwest Region:
Bank of Bellevue	48,838	37,364	850	665	170	222	1.74%	1.78%
Bank of Everett	32,735	24,170	686	418	92		2.10%	1.73%
Bank of Tacoma(3)	40,175	19,639	770	285	1,183		1.92%	1.45%
High Desert Bank(3)	35,407	9,080	624	126			1.76%	1.39%
Issaquah Community Bank(3)	24,238	6,598	385	93			1.59%	1.41%
Northwest Region Total	181,393	96,851	3,315	1,587	1,445	222	1.83%	1.64%

Southeast Region:
Bank of Valdosta	51,629	41,629	835	619			1.62%	1.49%
Community Bank of Rowan	109,290	96,271	1,634	1,444	1,688		1.50%	1.50%
First Carolina State Bank	97,670	94,047	1,312	1,157	2,421	829	1.34%	1.23%
Peoples State Bank	21,314	13,609	366	247	937	86	1.72%	1.81%
Pisgah Community Bank(2)	27,746		475		100		1.71%
Sunrise Bank of Atlanta	52,763	45,024	1,063	760	269		2.01%	1.69%
Southeast Region Total	360,412	290,580	5,685	4,227	5,415	915	1.58%	1.45%

Texas Region:
Bank of Fort Bend(3)	19,859	3,140	305	46			1.54%	1.47%
Bank of Las Colinas(3)	29,657	9,830	435	144			1.47%	1.46%
Texas Region Total	49,516	12,970	740	190			1.49%	1.46%

Other, net(5)	15,473	23,499	654	789	5,135	6,385	4.23%	3.36%

Consolidated totals	$4,735,229	$4,314,701	$93,040	$58,124	$170,210	$72,630	1.96%	1.35%

(1)	Formerly Valley First Community Bank, which was renamed in 2008 upon adding a second location in Casa Grande, Arizona.
(2)	Became a Capitol affiliate in 2008 and is included for periods after addition to the Capitol banking network.
(3)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(4)
Effective March 31, 2009, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank merged with and into Ann Arbor Commerce Bank.  Upon completion of the merger, the surviving bank was renamed Michigan Commerce Bank.

(5)	As adjusted for reclassification of net deferred costs of successful originations of portfolio loans and servicing asset balances from Capitol to Michigan Commerce Bank.

There are several other asset categories.  Loans held for sale ($10.5 million and $16.4 million at December 31, 2008 and 2007, respectively) are home mortgages which are sold into the secondary market generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  There is also a modest amount of investment securities on the balance sheet ($48.4 million and $39.6 million at December 31, 2008 and 2007, respectively).  Goodwill approximated $72.3 million at year-end 2008, a slight decrease from 2007; accounting for goodwill is described in the Critical Accounting Policies section of this narrative.

Other real estate owned (approximated $67.2 million at December 31, 2008) consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure.  Other real estate owned increased significantly in 2008 ($50.8 million) due to borrower difficulties and lack of sales activity.  Other real estate owned at December 31, 2008 consists of a combination of commercial and residential real estate properties.  A substantial portion of the 2008 increase ($27.5 million) related to a series of construction loan foreclosures at Mesa Bank.  Other real estate owned is carried at estimated fair value (less estimated selling cost), which is generally based on independent appraisals, which are subject to change.  Continued deterioration of real estate market conditions, for both residential and commercial properties, has negative implications on future sales and valuation of other real estate owned.

The primary source for the funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for sale and investment securities available for sale.  These categories totaled $650.4 million at year-end 2008 or about 11.5% of total assets.  This compares to $382.9 million or about 7.8% of total assets at year-end 2007.  The increased ratio in 2008 is the result of management's efforts to raise liquidity levels.  Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements.  Liquidity can vary significantly on a daily basis, based on customer activity.

About a third of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs.  During 2008, 2007 and 2006, there were no significant sales of investment securities available for sale.  Sales of investment securities available for sale are typically made to facilitate changes in risk-management strategies.

Loans held for sale, as previously mentioned, approximated $10.5 million at December 31, 2008, compared to $16.4 million at year-end 2007.  These loans are residential real estate mortgages originated by the banks, primarily through Capitol's mortgage affiliate, Amera Mortgage Corporation.  These loans are subsequently sold into the secondary market, rather than being held in the banks' portfolios, to reduce interest rate risk.  Mortgage loan origination volume in 2008 decreased to approximately $207 million, compared to $500 million in 2007 and $484 million in 2006.  Origination volume decreased in 2008 primarily due to falling home values in a recessionary environment.  Future volume will depend in large part on interest rates, real estate valuation and the relative strength of residential real estate market conditions.  Also, to the extent warranted, the banks may sell other loans from time to time.

The primary source of funds for the banks is deposits.  The banks rely upon interest-bearing time deposits as part of their funding strategy.  The banks also emphasize noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds.  Noninterest-bearing deposits were about 16% of total deposits at year-end 2008 (about 17% at year-end 2007).  The decrease in this ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing a bank's funding costs and, accordingly, reducing net interest income.

In recent periods, many banks within the industry have experienced competitive challenges in obtaining additional deposits to fuel growth.  Capitol's banks have had similar experiences in their individual markets.  As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing has become more competitive.  Deposit growth requires competitive pricing, resulting in tight net interest margins, especially during periods of relatively low interest rates.  As interest rates have recently decreased, customers are more attracted to aggressively-priced time deposits, and growth in noninterest-bearing balances is very difficult to achieve.  The banks have increased the use of brokered deposits as a funding source (approximately $1.1 billion at year-end 2008 or 24.5% of deposits compared to 13.9% in 2007); however, brokered deposits are used selectively to help meet funding needs and manage interest rate risk.

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system.  At year-end 2008, a total of approximately $430 million ($299 million at year-end 2007) was borrowed under those facilities and additional borrowing availability approximated $213 million.  Some of the banks also have smaller lines of credit with their correspondent banks.  Borrowings under those facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

During 2008, Capitol completed a private offering of $14 million of promissory notes, which were purchased by accredited investors.  The promissory notes become callable in 2010, mature in 2013 and bear interest at 9%.

Capitol's longer-term contractual obligations are disclosed in the notes to the consolidated financial statements.  Such obligations consist principally of time deposits of the banks, debt and lease obligations and trust-preferred securities, the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
	Total(1)	Within 1 Year	Within 1-3 Years	Within 3-5 Years	After 5 Years

Deposits without a stated maturity	$1,931,956	$1,931,956
Time deposits	2,565,656	2,153,763	$366,431	$40,679	$4,783
Debt obligations	446,925	263,613	163,980	13,949	5,383
Rent commitments under noncancelable leases	70,345	11,481	20,734	16,113	22,017
Trust-preferred securities	167,293				167,293

Total	$5,182,175	$4,360,813	$551,145	$70,741	$199,476

(1)	Excludes interest.

Loan commitments of Capitol's banks (stand-by letters of credit and unfunded loans) generally expire within one year.  Other than the items set forth above, there are no individually material contractual obligations, such as purchase obligations.

A significant source of capital has been investments made by community investors, or noncontrolling interests, in the subsidiaries which are consolidated for financial reporting purposes.  Total noncontrolling interests, now included as a component of equity (resulting from retrospective application of a new accounting standard), amounted to $159.2 million at year-end 2008, a net increase of $3 million from the $156.2 million level at year-end 2007.  The net increase in noncontrolling interests in 2008 resulted from Capitol's formation of new banks and bank-development subsidiaries.

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting.  All of the voting common stock (an investment of $1 million for each bank-development entity) is owned by Capitol.  All of the nonvoting common stock, ranging from $12.7 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol.  These entities have been engaged in bank-development activities, through Capitol, either on a de novo basis or through acquisition opportunities.  Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VIII.  CDBL-I became wholly-owned via a share-exchange with Capitol effective November 30, 2006.  CDBL-II became wholly-owned via a share exchange with Capitol completed in February 2007 through the issuance of approximately 371,000 shares of previously unissued common stock.

Capitol's capital structure consists of these primary elements:

•	Equity
•	Trust-preferred securities and related subordinated debentures

Total stockholders' equity attributable to Capitol approximated $353.8 million at year-end 2008, a decrease of $35.3 million for the year.  The 2008 decrease resulted primarily from the net loss from operations attributable to Capitol for the year and cash dividends paid.  The book value per share of common stock (i.e., stockholders' equity attributable to Capitol divided by the number of common shares outstanding) was $20.46 at year-end 2008, compared with $22.47 at year-end 2007.  Cash dividends per share of $0.50 were paid in 2008, compared to $1.00 in 2007 and $0.95 in 2006.  Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

Noncontrolling interests represent the interests in the equity of banks and bank-development subsidiaries owned by others.  Those shareholders include some shareholders of Capitol; however, these equity interests are separate from their ownership of Capitol's common stock.  These noncontrolling interests increase as new banks are added with investors other than Capitol, decrease when noncontrolling interests are exchanged for Capitol's common stock (and those interests then "migrate" to Capitol's stockholders' equity) and increase or decrease for the noncontrolling interests' share of their entity's income or losses.

Capitol has previously raised a total of $167 million of capital through issuance of trust-preferred securities, including $13 million in July 2008 through a public offering.  Most of these funds have been obtained through private placements of pooled trust-preferred securities.  Trust-preferred securities are long-term debt obligations which are treated as elements of capital for regulatory purposes.  As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet.  Future availability of trust-preferred securities as a near-term capital resource is uncertain due to the instability of U.S. capital markets.

Total capital (the sum of equity and trust-preferred securities) at year-end 2008 amounted to $680.4 million or 12.03% of total assets.  This compares to $701.5 million or 14.3% at year-end 2007.

Capitol's common stock was trading at historical lows in late 2008 and at prices not believed by management to be indicative of Capitol's perceived value, resulting in its market capitalization being less than recorded stockholders' equity.  As a result of market volatility, all financial institutions' equity securities have recently been trading at historical lows.  Stockholders' equity is determined by GAAP, while market capitalization is driven by share prices in the marketplace and, hence, there is no correlation between the two amounts and that such difference does not imply an impairment of goodwill.  Capitol's goodwill has resulted from a series of relatively small, past transactions involving share-exchanges regarding the noncontrolling interests of majority-owned banks at modest premiums.  Further, Capitol's past performance (exclusive of its 2008 net loss) has produced strong earnings results which would further suggest no impairment of goodwill.  Additional discussion of Capitol's annual review for potential impairment of goodwill appears in the Critical Accounting Policies section of this narrative.

Capitol and each of its banks and bank-development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis.  Under those rules and regulations, banks are categorized as well capitalized, adequately capitalized or inadequately capitalized using several ratio measurements, including a risk-weighting approach to assets and financial commitments.  Banks falling into the inadequately capitalized category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action.  Although it is permissible to maintain capital adequacy at the adequately capitalized level, Capitol operates with the objective of its banks meeting the well capitalized standard.  The well capitalized banks have previously benefitted from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities which are attributable to that classification.  Increases in FDIC insurance premiums experienced by Capitol's banks in 2008 were attributable to general increases in FDIC assessments, not due to their capital classification.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy.  Generally, they are required to keep a specific ratio of capital-to-average-total-assets of not less than 8% during their first three years of operation.

In the opinion of management, Capitol and its banks met the criteria to be classified as well capitalized at year-end 2008.

In October 2008, Capitol applied to its primary federal regulator and the FDIC for up to $142 million of preferred stock to be purchased by the U.S. Treasury pursuant to the Capitol Purchase Program (CPP) under the Troubled Asset Relief Program (TARP).  If the U.S. Treasury purchases such preferred stock from Capitol, Capitol would also issue warrants up to $4.5 million in shares of its common stock, which would be immediately exercisable.  The preferred stock issued under CPP bears a 5% annual dividend for the first five years, increasing to 9% thereafter, and would be treated as permanent Tier 1 capital for regulatory purposes.  Entering into a CPP stock purchase agreement with the U.S. Treasury under TARP restricts the issuer of preferred stock from increasing its dividends on common stock and repurchasing its common stock, places restrictions on executive compensation and has other evolving conditions and reporting obligations.  There is no certainty Capitol will be approved for the CPP or, if approved, whether Capitol will choose to participate.

On February 25, 2009, the U.S. Treasury announced its new Capital Assistance Program (CAP) under which U.S. banking organizations may apply for a U.S. Treasury investment in mandatorily convertible preferred stock in an amount of up to 1% or 2% of risk-weighted assets.  The purpose of the CAP is to provide eligible banking organizations with capital in the form of a preferred security which is convertible into common equity.  Participating banking organizations would also issue warrants to the U.S. Treasury.  Eligibility will be consistent with the criteria and deliberative process established under the TARP/CPP.  The CAP is open immediately and the application deadline for participation is in May 2009.  Capitol has not yet determined whether it will submit a CAP application.

Trends Affecting Operations

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Quantitative and Qualitative Disclosure About Market Risk
Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending upon the direction and timing of such changes.  At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities.  This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds.  This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature.

The following table summarizes the consolidated financial position in relation to the "gap" at December 31, 2008 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$379,681	$12,057	$98		$391,836
Federal funds sold	96,031				96,031
Loans held for sale	10,474				10,474
Investment securities	27,115	4,653	5,541	$11,131	48,440
Portfolio loans	1,758,086	479,353	2,039,536	458,254	4,735,229
Nonearning assets					372,826

Total assets	$2,271,387	$496,063	$2,045,175	$469,385	$5,654,836

LIABILITIES AND EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$442,104	$506,621	$210,987	$509	$1,160,221
Time deposits $100,000 and over	529,821	675,217	196,123	4,274	1,405,435
All other interest-bearing deposits	678,039	244,463	106,339	202,329	1,231,170
Total interest-bearing deposits	1,649,964	1,426,301	513,449	207,112	3,796,826
Notes payable and short-term borrowings	125,578	138,035	177,929	5,383	446,925
Trust preferred securities	68,000		33,000	69,841	170,841
Noninterest-bearing liabilities					727,176
Equity					513,068

Total liabilities and equity	$1,843,542	$1,564,336	$724,378	$282,336	$5,654,836

Interest rate sensitive period gap	$427,845	$(1,068,273)	$1,320,797	$187,049

Interest rate sensitive cumulative gap	$427,845	$(640,428)	$680,369	$867,418

Period rate sensitive assets/period rate sensitive liabilities	1.23	0.32	2.82	1.66
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.23	0.81	1.16	1.20
Cumulative gap to total assets	7.57%	(11.33)%	12.03%	15.34%

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The table on the preceding page indicates that, in the immediate short-term, Capitol is slightly “asset sensitive” (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, if interest rates increase it would favorably impact net interest income.  Reality in 2008, however, was a falling rate environment with unprecedented large rate cuts made by the Federal Reserve to the point of bringing short-term interbank rates to near zero.  The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks.  Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters.  Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities.  Capitol and its banks have not engaged in speculative positions, for example through the use of derivatives, in anticipation of interest rate movements.  In periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans.  Similarly, low interest rates generally make competition more intense for deposits since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits as competitors bid-up rates, adversely impacting interest margins.  Future interest rates and the impact on earnings are difficult to predict.  In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks.  For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates.  Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in $1,000s) assuming both 100 and 200 basis point ("bp") parallel increases and decreases in interest rates:

	Pro Forma
	Assuming No	Pro Forma Effect of		Pro Forma Effect of
	Change in	Interest Rate Increases		Interest Rate Decreases
	Interest Rates	+100 bp	+200 bp	-100 bp	-200 bp

Interest income	$330,263	$358,789	$388,175	$305,333	$283,976
Interest expense	155,130	183,026	210,923	128,288	106,934

Net interest income	$175,133	$175,763	$177,252	$177,045	$177,042

The pro forma analysis on the preceding page is intended to quantify theoretical changes in interest income based on stated assumptions.  The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different.  Those results will differ (and may be materially different) because a change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks.  Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, or customer behavior.

As mentioned previously, the Federal Reserve took unprecedented action in late 2008 to reduce market interest rates to near zero.  Because of Capitol's consolidated asset-sensitive gap position such action is expected to have an adverse impact on net interest margin (and profitability) as interest rates on loans reprice quickly while rates paid on deposits will reprice over an extended period of time.  It is impossible to speculate further on the timing, size and direction of future interest rate changes.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions.  Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans timely and the availability of funds for customers to make deposits.  As discussed earlier, Michigan's economic climate has entered into recession much earlier than the rest of the nation.  Capitol's Michigan-based banks have minimal amounts of loans made directly to auto industry-related businesses; however, the stress and potential bankruptcy of the U.S. auto industry and weaknesses in other commerce in Michigan is likely to have a continuing adverse impact on the communities in which the banks are located.  Stresses of the domestic economic and global instability preclude prediction of near-term recovery.

Bank regulatory agencies have recently issued commentary regarding asset concentrations, with particular emphasis on commercial real estate when used as collateral for loans.  As discussed elsewhere in this narrative, Capitol's banks have intentionally sought commercial real estate as collateral when making loans because its experience suggests lower loss potential on those loans than ones merely secured by accounts receivable, inventory or equipment.  Further, many of these loans at Capitol's banks are made to borrowers with owner-occupied businesses, where the real estate collateral is obtained as part of a broader collateral package for business loans, with less emphasis on loans solely dependent on speculative real estate development projects.

Capitol's geographic footprint serves to minimize or avoid a concentration of assets in a particular region.  The Great Lakes Region comprised 37% of consolidated assets at December 31, 2008, compared to 42% at December 31, 2007, and is disproportionate to other denominated regions of Capitol.  Future asset growth is expected to emphasize other regions, improving the balance of Capitol's geographic presence and to reduce the exposure to adverse economic conditions of any particular region.

While Capitol's community banking model has been focused on single-location, stand-alone banks, management has recently reevaluated the efficiency of that model in certain markets.  In October 2008, Capitol announced the consolidation of its banks located in eastern and western Michigan.  These two groups of banks are closely geographically clustered.  In December 2008, the next step of this consolidation initiative occurred with the filing of merger applications with the FDIC and the Michigan banking regulator for permission to merge nine Michigan banks into one charter.  This charter consolidation effort has several objectives, chiefly expense reduction, improved efficiency, coordinated management of problem loans and defined asset shrinkage goals.  Similar consolidation initiatives are under consideration in other geographic markets.

Start-up banks generally incur operating losses during their early periods of operation.  Recently formed start-up banks will detract from consolidated earnings performance and will similarly negatively impact short-term consolidated profitability.  On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol's ownership percentage in those banks.  Capitol reduces the net income impact of early-period losses of start-up banks through its unique ownership structure of substantially less than 100% of those banks either directly or indirectly through bank-development subsidiaries.  When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol's ownership percentage.

Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations.  In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation.  Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.  The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

FDIC deposit insurance premium levels became a much more significant expense in 2008 ($3.2 million) and 2007 ($2.0 million) compared to 2006 ($362,000), and will increase in future periods as a result of the FDIC imposing a risk-based matrix approach for assessment of premiums for deposit insurance, as it seeks to replenish its insurance fund for the costs of bank failures and addresses higher deposit insurance coverage.

International bank regulatory agencies are currently contemplating revisions to the existing risk-based capital adequacy framework through the Basel l-A and other proposals.  As currently proposed, management does not expect those proposals to have a material impact on Capitol and its banks.

Critical Accounting Policies Affecting Capitol's Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies.  That disclosure spans numerous pages, all of which are deemed "significant" and are required disclosures under generally accepted accounting principles (GAAP).  For purposes of this narrative, current SEC guidance requires the selection of a few of those for discussion as "critical accounting policies."  The selection of which few will differ from company to company, even within a common industry, such as within the business of banking.  Capitol considers its critical accounting policies to include the following:

Use of Estimates in Determining the Allowance for Loan Losses.  Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses.  Determining the allowance is a process and methodology which is inherently subjective in how and when to recognize and record a loss allowance or 'reserve' for loans.  It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes.  The process and methodology will differ from one financial institution to another and there is no 'one size fits all' format or approach to loss reserving.  All of Capitol's banks use a consistent computational template, combined with judgmental factors unique to the loan portfolio at each bank, to determine their respective allowances for loan losses.  Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.  Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks and, in addition, such agencies' examination teams may not be consistent in their review and conclusions from one bank to another.  The process of determining the level of the allowance for loan losses at each individual bank and on a consolidated basis requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  At December 31, 2008, Capitol's allowance for loan losses approximated 1.96% of portfolio loans outstanding.  Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $474,000 impact on both the allowance for loan losses and income (loss) before income taxes.

Accounting for Goodwill and Other Intangibles.  At December 31, 2008, Capitol had $72.3 million of goodwill on its balance sheet.  Goodwill arises in acquisition accounting.  In Capitol's transactions, most of this goodwill is the result of share-exchange transactions when Capitol has issued shares of its common stock at a premium over the book value of the noncontrolling interest of a subsidiary bank's shares.  Current accounting rules require an annual review of goodwill for potential impairment.  Goodwill is reviewed for impairment by management by comparing estimated entity fair value (using discounted cash flow analysis) to net assets of the entity.  If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made.  This is an area involving significant judgment.  During the fourth quarter of 2008, management completed its review for potential goodwill impairment using discounted cash flow analysis at the subsidiary reporting unit level and on a consolidated basis.  The analysis is performed annually, as of November 30.  The discount rate was developed using a number of market factors relevant to determining entity value.  To the extent any subsidiaries failed to pass step 1 of the impairment test (the discounted cash flow analysis), such subsidiaries passed the second step of the impairment test (fair value of net assets).  Accordingly, no amount of goodwill was deemed to be impaired at December 31, 2008.  As mentioned previously, the review for potential impairment is performed annually.  In future reviews, if higher discount rates are applied, and subsidiaries fail to pass the second step of the impairment test, some portion of recorded goodwill could be deemed impaired, requiring write-down of goodwill.

Consolidation Policy.  Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol.  This means that partially-owned banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes along with banks and other subsidiaries which are wholly-owned.  The consolidated balance sheet includes all assets and liabilities of those entities.  However, after giving effect to the noncontrolling interests in net income or losses of consolidated subsidiaries, net income (loss) attributable to Capitol only includes the entities' net income or loss to the extent of Capitol's ownership.  Reported results would be materially different if Capitol had 100% ownership of those entities.  Capitol has typically gained full ownership at a later date through share-exchange transactions.

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2008, in addition to some which have later effective dates.  Those are listed and discussed in Note B of the consolidated financial statements, beginning on page 38.

Risk Factors Affecting Capitol and its Banks

The summary below is not a complete list of all risk factors identified by management and readers are encouraged to review Capitol's Form 10-K (Item 1A) and other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following, among others:

•	The regulatory environment for the banking industry could change significantly and adversely
•	The adverse economic environment of 2008 may worsen further resulting in higher levels of nonperforming loans and loan losses
•	Young banks, which include Capitol's newer affiliates, incur operating losses and may not contribute to consolidated operating results for an extended period of time
•	The environment for raising capital has become unstable and may limit growth plans and operations
•	Changes in regulations, or regulatory action regarding Capitol or its banks could limit future expansion plans and operations
•	The allowance for loan losses is based on estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate further
•	Loss estimates for real estate collateral-dependent loans are based on independent appraisals which are subject to change
•
Investments in Federal Home Loan Bank stock are carried at cost and are a restricted security which may be redeemed only by the issuer; the issuer's future ability to redeem the security is subject to its liquidity and capital adequacy

•	Capitol may participate in the U.S. Treasury's Capital Purchase Program which may be dilutive to Capitol's common stock and earnings
•	The complexity of Capitol's structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis

In addition to the items listed above, of course, changes in interest rates can have a pervasive impact on Capitol and its banks.

Capitol has a risk management program in place which endeavors to manage these and other risks.

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements include retrospective adjustments associated with a new accounting pronouncement that became effective for the Corporation on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, which resulted in the reclassification of the Corporation's prior minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  Note B to the consolidated financial statements describes the retrospective application of this new accounting method in greater detail.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capitol Bancorp Ltd. and subsidiaries' internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 11, 2009 (not presented herein) expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 11, 2009
(July 7, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160 and
a merger of nine wholly-owned bank subsidiaries as described in Notes A and B to the consolidated financial statements)

Consolidated Balance Sheets

	-December 31-
	2008	2007
	(in $1,000s)
	(as adjusted)	(as adjusted)
ASSETS
Cash and due from banks	$136,499	$196,083
Money market and interest-bearing deposits	391,836	26,924
Federal funds sold	96,031	129,365
Cash and cash equivalents	624,366	352,372
Loans held for sale	10,474	16,419
Investment securities—Note C:
Available for sale, carried at fair value	15,584	14,119
Held for long-term investment, carried at amortized cost which approximates fair value	32,856	25,478
Total investment securities	48,440	39,597
Portfolio loans, less allowance for loan losses of $93,040 in 2008 and $58,124 in 2007—Note D	4,642,189	4,256,577
Premises and equipment—Note F	59,249	60,031
Accrued interest income	18,871	19,417
Goodwill—Note B	72,342	72,722
Other real estate owned	67,171	16,357
Other assets	111,734	68,271

TOTAL ASSETS	$5,654,836	$4,901,763

LIABILITIES AND EQUITY
Deposits:
Noninterest bearing	$700,786	$671,688
Interest-bearing—Note G	3,796,826	3,173,057
Total deposits	4,497,612	3,844,745
Debt obligations:
Notes payable and short-term borrowings—Note H	446,925	320,384
Subordinated debentures—Note I	167,293	156,130
Total debt obligations	614,218	476,514
Accrued interest on deposits and other liabilities	29,938	35,161
Total liabilities	5,141,768	4,356,420

EQUITY—Notes B, J and P
Capitol Bancorp Limited stockholders' equity:
Preferred stock, 20,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 50,000,000 shares authorized; issued and outstanding: 2008 – 17,293,908 shares 2007 – 17,316,568 shares	274,018	272,208
Retained earnings	80,255	117,520
Undistributed common stock held by employee-benefit trust	(569)	(586)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	144	3
Total Capitol Bancorp Limited stockholders' equity	353,848	389,145
Noncontrolling interests	159,220	156,198
Total equity	513,068	545,343

TOTAL LIABILITIES AND EQUITY	$5,654,836	$4,901,763

See notes to consolidated financial statements.

  Consolidated Statements of Operations

	-Year Ended December 31-
	2008	2007	2006
	(in $1,000s except per share data)
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Portfolio loans (including fees)	$296,689	$314,800	$264,701
Loans held for sale	774	2,133	2,740
Taxable investment securities	571	773	956
Federal funds sold	3,822	10,687	8,703
Other	2,459	2,046	2,253
Total interest income	304,315	330,439	279,353
Interest expense:
Deposits	112,370	124,160	88,629
Debt obligations and other	28,096	23,002	16,957
Total interest expense	140,466	147,162	105,586
Net interest income	163,849	183,277	173,767
Provision for loan losses—Note D	82,492	25,340	12,156
Net interest income after provision for loan losses	81,357	157,937	161,611
Noninterest income:
Service charges on deposit accounts	5,881	4,787	4,318
Trust and wealth-management revenue	6,182	5,149	3,336
Fees from origination of non-portfolio residential mortgage loans	3,642	4,482	5,439
Gain on sales of government-guaranteed loans	2,060	2,733	2,434
Fees from servicing government-guaranteed loans	1,058	1,244	1,052
Realized gains (losses) on sales of investment securities available for sale	50	(2)
Other	7,559	5,988	4,953
Total noninterest income	26,432	24,381	21,532
Noninterest expense:
Salaries and employee benefits	108,702	106,563	85,196
Occupancy	18,648	15,079	12,116
Equipment rent, depreciation and maintenance	12,361	10,022	8,389
Costs associated with foreclosed properties and other real estate owned	6,878	989	417
FDIC insurance premiums and other regulatory fees	4,060	2,723	879
Preopening and start-up costs of de novo banks and bank-development subsidiaries	1,928	5,693	4,462
Other	37,811	35,091	26,345
Total noninterest expense	190,388	176,160	137,804
Income (loss) before income taxes (benefit)	(82,599)	6,158	45,339
Income taxes (benefit)—Note L	(30,148)	2,824	15,463
NET INCOME (LOSS)	(52,451)	3,334	29,876
Less interest in net losses attributable to noncontrolling interests	23,844	18,603	12,515

NET INCOME (LOSS) ATTRIBUTABLE TO CAPITOL BANCORP LIMITED	$(28,607)	$21,937	$42,391

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO CAPITOL BANCORP LIMITED—Note M:
Basic	$(1.67)	$1.29	$2.69

Diluted	$(1.67)	$1.27	$2.57

  See notes to consolidated financial statements.

Consolidated Statements of Changes in Equity (in $1,000s, except share and per-share data)

	Capitol Bancorp Limited Stockholders' Equity
	Common Stock	Retained Earnings	Undistributed Common Stock Held by Employee- Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total Capitol Bancorp Limited Stockholders' Equity	Noncontrolling Interests	Total Equity

Balanced at January 1, 2006	$216,539	$85,553		$(226)	$301,866	$83,838	$385,704
Investment in consolidated subsidiaries by noncontrolling interests						68,751	68,751
Issuance of 555,280 shares of common stock to acquire noncontrolling interest in subsidiaries	24,962				24,962	(13,562)	11,400
Issuance of 299,939 shares of common stock upon exercise of stock options	5,924				5,924		5,924
Surrender of 55,680 shares of common stock to facilitate exercise of stock options and vesting of restricted stock	(2,351)				(2,351)		(2,351)
Issuance of 80,750 unvested shares of restricted common stock, net of related unearned employee compensation	--				--
Recognition of compensation expense relating to restricted common stock	1,689				1,689		1,689
Tax benefit from share-based payments	2,481				2,481		2,481
Cash dividends paid ($0.95 per share)		(15,165)			(15,165)		(15,165)
Components of comprehensive income:
Net income for 2006		42,391			42,391	(12,515)	29,876
Fair value adjustment for investment securities available for sale (net of income tax effect)				82	82		82
Comprehensive income for 2006					42,473		29,958
BALANCES AT DECEMBER 31, 2006	249,244	112,779		(144)	361,879	126,512	488,391
Investment in consolidated subsidiaries by noncontrolling interests						55,713	55,713
Issuance of 371,314 shares of common stock to acquire noncontrolling interest in subsidiary	15,927				15,927	(7,424)	8,503
Issuance of 277,149 shares of common stock upon exercise of stock options	4,706				4,706		4,706
Surrender of 54,855 shares of common stock to facilitate exercise of stock options and vesting of restricted stock	(1,870)				(1,870)		(1,870)
Recognition of compensation expense relating to restricted common stock ($1,562) and stock options	1,972				1,972		1,972
Issuance of 43,972 unvested shares of restricted common stock, net of related unearned employee compensation and 2,000 forfeited shares	--				--
Tax benefit from share-based payments	1,688				1,688		1,688
Issuance of 24,506 shares of common stock to ESOP	1,132				1,132		1,132
Acquisition of 85,543 shares for employee benefit trust			$(2,482)		(2,482)		(2,482)
Transfer of 64,430 shares to ESOP and distribution of 435 shares to employees upon anniversary of employment	(591)		1,896		1,305		1,305
Cash dividends paid ($1.00 per share)		(17,196)			(17,196)		(17,196)
Components of comprehensive income:
Net income for 2007		21,937			21,937	(18,603)	3,334
Fair value adjustment for investment securities available for sale (net of income tax effect)				147	147		147
Comprehensive income for 2007					22,084		3,481
BALANCES AT DECEMBER 31, 2007	272,208	117,520	(586)	3	389,145	156,198	545,348
Investment in consolidated subsidiaries by noncontrolling interests						26,866	26,866
Issuance of 108,935 shares of common stock upon exercise of stock options	1,950				1,950		1,950
Surrender of 108,163 shares of common stock to facilitate exercise of stock options and vesting of restricted stock	(2,376)				(2,376)		(2,376)
Issuance of 32,290 unvested shares of restricted common stock, net of related unearned employee compensation and 55,722 forfeited shares	--				--
Recognition of compensation expense relating to restricted common stock and stock options	2,227				2,227		2,227
Tax benefit from share-based payments	20				20		20
Transfer of 205 shares to ESOP and distribution of 370 shares to employees upon anniversary of employment	(11)		17		6		6
Cash dividends paid ($0.50 per share)		(8,658)			(8,658)		(8,658)
Components of comprehensive income (loss):
Net loss for 2008		(28,607)			(28,607)	(23,844)	(52,451)
Fair value adjustment for investment securities available for sale (net of income tax effect)				141	141		141
Comprehensive loss for 2008					(28,466)		(52,310)
BALANCES AT DECEMBER 31, 2008	$274,018	$80,255	$(569)	$144	$353,848	$159,220	$513,068

 See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	-Year Ended December 31-
	2008	2007	2006
	(in $1,000s)
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES
Net income (loss)	$(52,451)	$3,334	$29,876
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	82,492	25,340	12,156
Depreciation of premises and equipment	10,547	8,980	7,219
Amortization of intangibles	510	315	585
Net amortization (accretion) of investment security premiums (discounts)	(32)	11	(8)
Loss (gain) on sales of premises and equipment	165	(57)	18
Gain on sales of government-guaranteed loans	(2,060)	(2,733)	(2,434)
Realized gains (losses) on sales of investment securities available for sale	(50)	2
Share-based compensation expense	2,227	1,972	1,689
Deferred federal income tax credit	(26,029)	(10,397)	(5,493)
Originations and purchases of loans held for sale	(206,544)	(499,787)	(483,850)
Proceeds from sales of loans held for sale	212,489	517,961	470,895
Increase in accrued interest income and other assets	(7,293)	(5,967)	(13,791)
Increase (decrease) in accrued interest expense on deposits and other liabilities	(5,223)	8,410	(1,338)
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,748	47,384	15,524

INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	890	299
Proceeds from calls, prepayments and maturities of investment securities	20,392	11,303	14,266
Purchases of investment securities	(30,933)	(10,629)	(9,347)
Net increase in portfolio loans	(538,182)	(853,136)	(511,226)
Proceeds from sales of premises and equipment	1,197	407	708
Purchases of premises and equipment	(11,127)	(15,066)	(20,611)
Proceeds from sale of other real estate owned	10,377	10,021	2,806
NET CASH USED BY INVESTING ACTIVITIES	(547,386)	(856,801)	(523,404)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	(91,672)	185,376	134,250
Net increase in certificates of deposit	744,539	400,884	338,976
Net borrowings from debt obligations	126,541	129,230	15,425
Net proceeds from issuance of subordinated debentures	11,046	55,000
Resources provided by noncontrolling interests	26,866	55,713	68,751
Net proceeds from issuance of common stock	1,950	4,706	5,924
Tax benefit from share-based payments	20	1,688	2,481
Acquisition of shares for employee benefit trust		(2,482)
Cash dividends paid	(8,658)	(17,196)	(15,165)
NET CASH PROVIDED BY FINANCING ACTIVITIES	810,632	812,919	550,642
INCREASE IN CASH AND CASH EQUIVALENTS	271,994	3,502	42,762
Cash and cash equivalents at beginning of year	352,372	348,870	306,108

CASH AND CASH EQUIVALENTS AT END OF YEAR	$624,366	$352,372	$348,870

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	138,506	148,273	103,226
Transfers of loans to other real estate owned	72,138	17,216	8,870
Surrender of common stock to facilitate exercise of stock options and vesting of restricted stock	2,376	1,870	2,351

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company.  Consolidated bank subsidiaries consist of the following:

Affiliate	Location	Percentage Owned at December 31, 2008	Year Formed or Acquired

Arizona Region:
Arrowhead Community Bank	Glendale, Arizona	100%	2000
Asian Bank of Arizona	Phoenix, Arizona	(1)	2006
Bank of Tucson	Tucson, Arizona	100%	1996
Camelback Community Bank	Phoenix, Arizona	100%	1998
Central Arizona Bank(2)	Casa Grande, Arizona	73%	1997
Colonia Bank	Phoenix, Arizona	(1)	2008
Mesa Bank	Mesa, Arizona	100%	1998
Southern Arizona Community Bank	Tucson, Arizona	100%	1998
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	100%	1998
Yuma Community Bank	Yuma, Arizona	100%	2000

California Region:
Bank of Escondido	Escondido, California	100%	2003
Bank of Feather River	Yuba City, California	(1)	2007
Bank of San Francisco	San Francisco, California	51%	2005
Bank of Santa Barbara	Santa Barbara, California	(1)	2005
Napa Community Bank	Napa, California	87%	2002
Point Loma Community Bank	Point Loma, California	51%	2004
Sunrise Bank of San Diego	San Diego, California	100%	2001
Sunrise Community Bank	Palm Desert, California	(1)	2007

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado	51%	2005
Larimer Bank of Commerce	Fort Collins, Colorado	51%	2007
Loveland Bank of Commerce	Loveland, Colorado	51%	2007
Mountain View Bank of Commerce	Westminster, Colorado	(1)	2008

Great Lakes Region:
Bank of Auburn Hills	Auburn Hills, Michigan	51%	2005
Bank of Maumee	Maumee, Ohio	(1)	2006
Bank of Michigan	Farmington Hills, Michigan	51%	2005
Capitol National Bank	Lansing, Michigan	100%	1982
Elkhart Community Bank	Elkhart, Indiana	100%	1999
Evansville Commerce Bank	Evansville, Indiana	(1)	2006
Goshen Community Bank	Goshen, Indiana	100%	2000
Michigan Commerce Bank(3)	Ann Arbor, Michigan	100%	1990
Ohio Commerce Bank	Beachwood, Ohio	(1)	2006
Paragon Bank & Trust	Holland, Michigan	100%	1994

Midwest Region:
Adams Dairy Bank	Blue Springs, Missouri	(1)	2008
Bank of Belleville	Belleville, Illinois	51%	2005
Community Bank of Lincoln	Lincoln, Nebraska	(1)	2007
Summit Bank of Kansas City	Lee's Summit, Missouri	(1)	2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Consolidated bank subsidiaries – continued:

Affiliate	Location	Percentage Owned at December 31, 2008	Year Formed or Acquired

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada	(1)	2006
Bank of Las Vegas	Las Vegas, Nevada	100%	2002
Black Mountain Community Bank	Henderson, Nevada	100%	2000
Desert Community Bank	Las Vegas, Nevada	100%	1999
Red Rock Community Bank	Las Vegas, Nevada	100%	1999

Northeast Region:
USNY Bank	Geneva, New York	(1)	2007

Northwest Region:
Bank of Bellevue	Bellevue, Washington	51%	2005
Bank of Everett	Everett, Washington	(1)	2006
Bank of Tacoma	Tacoma, Washington	(1)	2007
High Desert Bank	Bend, Oregon	(1)	2007
Issaquah Community Bank	Issaquah, Washington	(1)	2007

Southeast Region:
Bank of Valdosta	Valdosta, Georgia	(1)	2006
Community Bank of Rowan	Salisbury, North Carolina	(1)	2006
First Carolina State Bank	Rocky Mount, North Carolina	89%	2004
Peoples State Bank	Jeffersonville, Georgia	100%	2005
Pisgah Community Bank	Asheville, North Carolina	(1)	2008
Sunrise Bank of Atlanta	Atlanta, Georgia	(1)	2006

Texas Region:
Bank of Fort Bend	Sugar Land, Texas	(1)	2007
Bank of Las Colinas	Irving, Texas	(1)	2007

(1)	Majority-owned by a bank development subsidiary in which Capitol holds a controlling interest.
(2)	Formerly Valley First Community Bank.
(3)
Effective March 31, 2009, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank merged with and into Ann Arbor Commerce Bank.  Upon completion of the merger, the surviving bank was renamed Michigan Commerce Bank.  Prior to the merger, each of these banks were wholly-owned subsidiaries of Capitol.  The merger had no impact on Capitol's consolidated financial statements.

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting.  All of the voting common stock (an investment of $1 million for each bank-development entity) is owned by Capitol.  All of the nonvoting common stock, ranging from $12.7 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol.  These entities are engaged in bank development activities, through Capitol, either on a de novo basis or through acquisition opportunities.  Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VIII.  CDBL-I and CDBL-II became wholly-owned by Capitol effective November 30, 2006 and February 9, 2007, respectively (see Note Q), and were merged with and into Capitol in late 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Capitol views itself as a bank-development company.  It has been engaged in the formation and management of de novo banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of a bank's start-up capital provided by local investors in the community of that bank.  When a de novo bank achieves certain developmental milestones (age, cumulative profitability, return on equity or other measures), Capitol may offer the bank's minority shareholders an opportunity to exchange their bank shares for shares of Capitol's common stock.  Capitol has made similar exchange proposals regarding the noncontrolling interests of some of its prior bank-development company subsidiaries which, after the share exchange, were merged with and into Capitol.  In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction.  Capitol also pursues bank-development activities through exploring acquisition opportunities.

Capitol and its subsidiaries are engaged in a single business activity--banking.  Capitol's bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the bank.  Many of the banks operate from a single location and all are primarily commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals.  A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts.  In addition, wealth management, trust and investment services are offered through a wealth management subsidiary.  The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities.  The majority of Capitol's banks are state-chartered institutions and, commencing in 2007, some have been chartered as federal savings banks.  In addition to banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate, which is accounted for under the equity method.

Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources.  Although the banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products, services and economic characteristics.  Further, each of the banks and the Corporation are subject to substantially similar laws and regulations unique to the financial institution industry.  Accordingly, the Corporation's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

The consolidated financial statements include the accounts of the Corporation and its majority-owned and/or controlled subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable noncontrolling interests.  Banks formed or acquired during 2006, 2007 and 2008 are included in the consolidated financial statements for periods after joining the consolidated group.  Certain 2007 and 2006 amounts have been reclassified to conform to the 2008 presentation.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates:  The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

Investment Securities:  Investment securities available for sale (generally most debt investment securities of Capitol's banks) are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates fair value (see Note C).

Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the banks' geographic areas.  Consistent with the banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to Capitol, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces Capitol's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Capitol has stand-by letters of credit outstanding that, when issued, commit the banks to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer.  These obligations generally expire within one year and require collateral and/or personal guarantees based on management's credit assessment.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon.  Capitol records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  Capitol monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loan participations sold, which were insignificant for the periods presented, and the sale of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

residential mortgage loans into the secondary market, the extent of which is disclosed in the consolidated statements of cash flows.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $15.5 million and $13.9 million at December 31, 2008 and 2007, respectively).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation, which relates primarily to equipment, furniture and software with estimated useful lives of approximately three to seven years, is computed principally by the straight-line method.  Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Goodwill:  Goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity.  This review is performed at the applicable subsidiary reporting-unit level which has recorded goodwill resulting from specific share-exchange transactions or acquisitions.  Impairment adjustments of goodwill (none through December 31, 2008) are charged against earnings, when determined.  Other intangibles ($1.7 million at December 31, 2008), which generally consist of acquired customer lists and core deposit intangibles, are amortized over varying periods of 7 years or less.

Other Real Estate:  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Stock-Based Compensation:  Stock options state a specific exercise price and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Corporation, in its discretion, may permit cashless exercises of stock options.  Generally, previously unissued shares of common stock are issued upon exercise of stock options.  Compensation expense for awards of stock options is recognized ratably over the vesting period of the award based on the fair value of the option, computed using the Black-Scholes valuation model.  Compensation expense for awards of restricted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

stock is recognized ratably over the vesting periods of such awards (generally ranging from four years to fifteen years), based on the fair value of the common stock on the date of grant.

Stock price volatility used in the valuation model is based on historical volatility.  The risk-free interest rate was based on the yield of U.S. government securities with a maturity date that coincides with the expected option life.  The expected option life was estimated based on past exercise behavior of optionees and the related option term.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol's banks is not included in the consolidated balance sheet because it is not an asset of the banks or Capitol.  Trust and wealth management revenue are recorded on the accrual method.

Federal Income Taxes:  Capitol and subsidiaries owned 80% or more by Capitol file a consolidated federal income tax return.  Deferred federal income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Share Attributable to Capitol Bancorp Limited:  Basic net income (loss) per share attributable to Capitol is computed by dividing net income (loss) attributable to Capitol by the weighted-average number of common shares outstanding, exclusive of unvested restricted shares outstanding.  Diluted net income (loss) per share attributable to Capitol is based on the weighted-average number of common shares outstanding, plus common share equivalents calculated for stock options and restricted common stock outstanding using the treasury stock method.

Comprehensive Income (Loss):  Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity.  For the periods presented, Capitol's only element of comprehensive income (loss) other than net income (loss) was the net change in the fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive income (loss) are shown within the statement of changes in stockholders' equity presented herein.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Corporation's results of operations or financial position.  Fair value disclosures are set forth in Note N to the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statement No. 159 was applied prospectively and implemented by Capitol effective January 1, 2008.  As of December 31, 2008, Capitol has not elected the fair value option.

In June 2007, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, which became effective for Capitol January 1, 2008.  This new guidance did not have a material effect on Capitol's consolidated financial statements upon implementation.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to years beginning on or after December 15, 2008.  The consolidated financial statements have been adjusted to reflect the retrospective application of this new guidance as if it had been implemented as of the beginning of the periods presented.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for Capitol on December 31, 2008.  The new disclosure requirements had no material effect on Capitol's consolidated financial statements, inasmuch as Capitol has not engaged in securitizations or asset-backed financing arrangements, does not have significant servicing assets and has no investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on Capitol's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact Capitol's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

Capitol's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to Capitol's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2008		2007
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
United States treasury securities			$499	$499
United States government agency securities	$9,785	$9,913	8,991	9,025
Mortgage backed securities	4,813	4,890	3,402	3,368
Municipals	768	781	1,222	1,227
	15,366	15,584	14,114	14,119
Held for long-term investment:
Federal Reserve Bank stock	146	146	563	563
Federal Home Loan Bank stock	26,053	26,053	18,765	18,765
Corporate	6,591	6,591	6,085	6,085
Other	66	66	65	65
	32,856	32,856	25,478	25,478
	$48,222	$48,440	$39,592	$39,597

At December 31, 2008, securities with a fair value approximating $13 million were pledged to secure public and trust deposits and for other purposes as required by law.  Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2008		2007
	Gains	Losses	Gains	Losses
United States government agency securities	$128	$--	$38	$4
Mortgage backed securities	85	8	23	57
Municipals	13	--	14	9
	$226	$8	$75	$70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

The age of gross unrealized losses and carrying value (at estimated fair value) of securities available for sale are summarized below (in $1,000s):

	2008		2007
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
Mortgage backed securities	$4	$281	$--	$--
	$4	$281	$--	$--

In excess of one year:
United States government agency securities	$--	$--	$4	$1,552
Mortgage backed securities	4	501	57	2,823
Municipals	--	--	9	235
	4	501	70	4,610
	$8	$782	$70	$4,610

Management does not believe any individual unrealized loss as of December 31, 2008 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2008 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$4,622	$4,678
After one year, through five years	6,093	6,169
After five years, through ten years	120	126
After ten years	4,531	4,611
Securities held for long-term investment, without standard maturities	32,856	32,856
	$48,222	$48,440

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2008	2007

Loans secured by real estate:
Commercial	$2,115,515	$1,917,113
Residential (including multi-family)	879,754	698,960
Construction, land development and other land	797,486	852,595
Total loans secured by real estate	3,792,755	3,468,668
Commercial and other business-purpose loans	845,593	768,473
Consumer	61,340	48,041
Other	35,541	29,519
Total portfolio loans	4,735,229	4,314,701
Less allowance for loan losses	(93,040)	(58,124)
Net portfolio loans	$4,642,189	$4,256,577

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $104 million and $90 million at December 31, 2008 and 2007, respectively.  Loan servicing assets are not material.

Transactions in the allowance for loan losses are summarized below (in $1,000s):

	2008	2007	2006

Balance at January 1	$58,124	$45,414	$40,559
Provision charged to operations	82,492	25,340	12,156
Net charge-offs:
Loans charged off (deduction)	(50,447)	(14,219)	(8,699)
Recoveries	2,871	1,589	1,398
Net charge-offs	(47,576)	(12,630)	(7,301)
Balance at December 31	$93,040	$58,124	$45,414

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2008	2007
Nonaccrual loans:
Loans secured by real estate:
Commercial	$39,892	$19,016
Residential (including multi-family)	35,675	13,381
Construction, land development and other land	72,996	29,756
Total loans secured by real estate	148,563	62,153
Commercial and other business-purpose loans	16,283	5,782
Consumer	190	66
Other	--	84
Total nonaccrual loans	165,036	68,085

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	1,623	113
Residential (including multi-family)	365	1,116
Construction, land development and other land	2,293	2,531
Total loans secured by real estate	4,281	3,760
Commercial and other business-purpose loans	747	714
Consumer	146	66
Other	--	5
Total past due loans	5,174	4,545

Total nonperforming loans	$170,210	$72,630

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $11.4 million, $4.8 million and $2.3 million would have been recorded in 2008, 2007 and 2006, respectively.  Interest income recognized on loans in nonaccrual status in 2008, 2007 and 2006 operations approximated $479,000, $1,876,000 and $888,000, respectively.  At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, are summarized below (in $1,000s):

	December 31
	2008	2007

Impaired loans:
Loans which have an allowance requirement	$82,387	$52,275
Loans which do not have an allowance requirement	82,649	15,810
Total impaired loans	$165,036	$68,085

Allowance for loan losses related to impaired loans	$16,769	$7,281

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $105.9 million.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, interest income recorded on impaired loans approximated $479,000.

The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$30,007	0.63%	$21,918	0.51%
Residential (including multi-family)	21,645	0.46	10,235	0.24
Construction, land development and other land	17,496	0.37	11,278	0.26
Total loans secured by real estate	69,148	1.46	43,431	1.01
Commercial and other business-purpose loans	22,547	0.47	13,727	0.32
Consumer	1,032	0.02	667	0.01
Other	313	0.01	299	0.01
Total allowance for loan losses	$93,040	1.96%	$58,124	1.35%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries, including their immediate families and companies in which they are principal owners.  At December 31, 2008 and 2007, total loans to these persons were $167 million and $184 million, respectively.  During 2008, $100 million of new loans were made to these persons and repayments totaled $117 million.  Such loans are made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries.  Such deposits, which approximated $223 million and $210 million at December 31, 2008 and 2007, respectively, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2008	2007

Land, buildings and improvements	$21,047	$20,064
Leasehold improvements	27,862	25,257
Equipment, furniture and software	57,587	52,639
	106,496	97,960
Less accumulated depreciation	(47,247)	(37,929)
	$59,249	$60,031

Capitol and certain subsidiaries rent office space and equipment under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $11.6 million, $9.2 million and $7.6 million in 2008, 2007 and 2006, respectively (including rent expense approximating $1.7 million, $1.6 million and $1.5 million, respectively, under leases with related parties).

At December 31, 2008, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2009	$11,481
2010	10,443
2011	10,291
2012	9,226
2013	6,887
2014 and thereafter	22,017
$70,345

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $1.4 billion and $1.1 billion as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows (in $1,000s):

2009	$2,153,763
2010	288,834
2011	77,597
2012	26,042
2013	14,637
2014 and thereafter	4,783
$2,565,656

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2008	2007
Borrowings from Federal Home Loan Banks	$429,889	$298,744
Promissory notes	14,011
Federal funds purchased	2,000	20,850
Repurchase agreements	1,025	790
	$446,925	$320,384

Borrowings from Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such advances become due at varying dates and bear interest at market short-term rates (approximately 3.14% at December 31, 2008).  At December 31, 2008, unused lines of credit under these facilities approximated $213 million.  Assets pledged to secure these credit facilities approximated $642 million at December 31, 2008.

During 2008, Capitol completed a private offering of 9% promissory notes (series A).  The promissory notes were purchased by accredited investors, including certain related parties of Capitol.  The promissory notes mature in 2013.  Interest is payable quarterly and the promissory notes become callable in 2010.

For the periods presented, interest paid on debt obligations approximated amounts charged to expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS—Continued

At December 31, 2008, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2009	$263,613
2010	139,857
2011	24,123
2012	6,489
2013	7,460
2014 and thereafter	5,383
$446,925

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).

NOTE I—SUBORDINATED DEBT

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows:

	Interest Rate at		Aggregate Liquidation	Net Carrying Amount at December 31
	December 31,	Scheduled	Amount	(in $1,000s)
	2008	Maturity	(in $1,000s)	2008	2007

Capitol Trust I	8.50% fixed	2027	$25,300	$24,615	$24,579
Capitol Trust II	10.25% fixed	2031	10,000	9,773	9,763
Capitol Statutory Trust III	7.00% variable	2031	15,000	14,660	14,645
Capitol Trust IV	4.74% variable	2032	3,000	2,921	2,918
Capitol Trust VI	8.12% variable	2033	10,000	9,758	9,748
Capitol Trust VII	7.78% fixed	2033	10,000	9,876	9,871
Capitol Statutory Trust VIII	4.82% variable	2033	20,000	19,676	19,663
Capitol Trust IX	7.69% fixed	2034	10,000	9,945	9,943
Capitol Trust X	6.55% fixed	2037	33,000	33,000	35,000
Capitol Trust XI	3.65% variable	2037	20,000	20,000	20,000
Capitol Trust XII	10.50% fixed	2038	14,541	13,069
			$170,841	$167,293	$156,130

Securities of Capitol Trust I and XII were issued in public offerings in 1997 and 2008, respectively.  All other Capitol Trust securities were formed in conjunction with private placements of trust-preferred securities.  Each of these securities has similar terms and, subject to certain provisions, may be called by the issuer five years after issuance.  The liquidation amount of these securities is guaranteed by Capitol.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE I—SUBORDINATED DEBT—Continued

Interest paid to the trusts by Capitol (which is recorded as interest expense in its consolidated financial statements) is distributed by the trusts to the holders of the trust-preferred securities.  Under certain conditions, Capitol may defer payment of interest on the subordinated debentures for periods of up to five years.  The documents governing the trusts restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give holders of the securities preference on liquidation over the holders of Capitol's common stock.  Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements.

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS

Shares of restricted common stock have been granted to certain officers.  Compensation expense related to restricted stock approximated $1.5 million in 2008, $1.6 million in 2007 and $1.7 million in 2006.  Tax benefits associated with such compensation expense approximated $436,000 in 2007 and $351,000 in 2006 (none in 2008).  Future compensation expense related to unvested restricted common stock as of December 31, 2008 approximates $1.4 million (based on grants through December 31, 2008), to be recorded ratably over a period of approximately 4.4 years, based on the weighted-average remaining vesting period at that date.

Restricted share activity is summarized below:

	2008		2007		2006
	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	207,422	$27.80	224,416	$27.72	200,631	$21.76
Granted	31,790	16.17	43,972	21.55	80,750	38.69
Vested	(47,000)	21.23	(58,966)	22.28	(56,965)	22.27
Forfeited	(55,722)	22.41	(2,000)	44.56	--	--
Unvested at December 31	136,490	$29.55	207,422	$27.80	224,416	$27.72

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock.  Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date.  All such stock options expire at varying periods up to seven years after the date granted.  Stock option activity is summarized as follows:

	Number of Stock Options Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2006	2,882,283	$10.81	to	$37.48	$26.07
Granted in 2006	--
Exercised in 2006	(312,192)	10.81	to	37.48	19.59
Cancelled or expired in 2006	--
Outstanding at December 31, 2006	2,570,091	10.81	to	37.48	26.86

Granted in 2007	168,720	22.46	to	46.20	25.09
Exercised in 2007	(277,149)	10.81	to	33.01	16.98
Cancelled or expired in 2007	(1,580)
Outstanding at December 31, 2007	2,460,082	13.50	to	46.20	27.85

Granted in 2008	52,360	20.12	to	20.12	20.12
Exercised in 2008	(108,935)	15.52	to	20.90	17.90
Cancelled or expired in 2008	(29,348)
Outstanding at December 31, 2008	2,374,159	$13.50	to	$46.20	$28.28

The aggregate intrinsic value of exercised stock options approximated $1.9 million, $4.7 million and $8.3 million in 2008, 2007 and 2006, respectively.

Stock options with an aggregate fair value of $255,000 and $1,102,000 were granted in 2008 and 2007, respectively.  Fair value was computed using the Black-Scholes valuation model.  Fair value assumptions included the following:

	2008	2007

Risk-free interest rate	3.8%	4.6%
Stock price volatility	0.36	0.37
Dividend yield	5.0%	4.5%
Expected option life	7 years	7 years

Compensation expense related to such stock options approximated $693,000 in 2008 and $410,000 in 2007 and associated tax benefits approximated $243,000 in 2008 and $144,000 in 2007.  Future compensation expense relating to stock options as of December 31, 2008 approximates $254,000 (based on grants subject to FASB Statement 123(R) through December 31, 2008) and will be recorded ratably over a period of 1.6 years, based on the weighted-average remaining vesting period at that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

As of December 31, 2008, substantially all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 2.6 years (excluding certain stock options granted in 2008 which are not vested and are not currently exercisable).  The following table summarizes stock options outstanding segregated by exercise price range:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life

$10.00 to 14.99	2,866	$13.50	--
$15.00 to 19.99	138,300	16.67	1.70 years
$20.00 to 24.99	584,956	21.67	2.79 years
$25.00 to 29.99	585,415	27.09	1.65 years
$30.00 to 34.99	695,115	32.10	2.69 years
$35.00 or more	367,507	37.92	3.92 years
	2,374,159

Cash received from optionees upon exercise of stock options approximated $44,000, $3.7 million and $5.1 million and tax benefits realized approximated $24,000, $1.3 million and $2.1 million in 2008, 2007 and 2006, respectively.

NOTE K—EMPLOYEE RETIREMENT PLANS

Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21.  The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors.  Eligible employees make voluntary contributions to the Plan.  Employer contributions to the Plan, a partial match based on employee contributions (50%, subject to certain limitations), charged to expense for the years ended December 31, 2008, 2007 and 2006 were $2.4 million, $2.2 million and $1.5 million, respectively.

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries.  ESOP contributions charged to expense in 2007 and 2006 approximated $1,324,000 and $1,134,000, respectively (none in 2008).  As of December 31, 2008, the ESOP held approximately 343,000 shares of Capitol's common stock which have been allocated to participants' accounts; there were no unallocated shares as of that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2008	2007	2006
Federal:
Current expense (benefit)	$(823)	$13,003	$21,367
Deferred (benefit)	(26,029)	(10,397)	(5,493)
	(26,852)	2,606	15,874
State income taxes (benefit)	(3,296)	218	(411)

Total income tax expense (benefit)	$(30,148)	$2,824	$15,463

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income.  Tax expense incurred associated with those jurisdictions approximated $585,000 in 2008 ($1.5 million in 2007 and $1.2 million in 2006) and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2008, 2007 and 2006 approximated $7.3 million, $10.1 million and $20.9 million, respectively.  State income taxes approximating $248,000 were paid in 2008 and $521,000 was received in refunds for a net refund of $273,000 ($735,000 was paid in 2007 and $1.8 million was paid in 2006).  Federal income taxes payable at December 31, 2007 were reduced by tax benefits approximating $1.9 million arising from the exercise of stock options (no material benefit in 2008).

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2008	2007	2006
Federal income tax expense (benefit)
computed at statutory rate of 35%	$(28,910)	$2,155	$15,869
State income taxes (benefit)	(3,296)	218	(411)
Federal tax effect of:
Amortization of intangibles	19	54	205
State income taxes	1,154	(76)	144
Other	885	473	(344)

Total income tax expense (benefit)	$(30,148)	$2,824	$15,463

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES—Continued

Net deferred income tax assets, which are a component of other assets, consisted of the following at December 31 (in $1,000s):

	2008	2007

Allowance for loan losses	$32,573	$20,134
Net operating losses of subsidiaries	24,936	14,247
Deferred compensation	3,255	2,890
Depreciation	(3,674)	(2,843)
Start-up costs of de novo banks	4,802	4,463
Fair value adjustment for investment securities available for sale	(74)	14
Other, net	(565)	(3,593)
	$61,253	$35,312

Certain subsidiaries (generally less than 80%-owned entities) have federal net operating loss carryforwards which may reduce federal income taxes payable in future periods, which have been recognized for financial reporting purposes and, as of December 31, 2008, expire at the following dates and amounts (in $1,000s):

2024	$98
2025	5,083
2026	12,987
2027	21,320
2028	31,758
$71,246

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the consolidated financial statements.  The evaluation was performed for the tax years ended 2004, 2005, 2006, 2007 and 2008, which are the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Internal Revenue Service (IRS) commenced and completed an examination of the Corporation's consolidated federal income tax return for the year ended December 31, 2005 during 2007.  No significant adjustments to taxable income or taxes due arose from that examination.  During 2008, the IRS commenced an examination of the Corporation's consolidated federal income tax return for the year ended December 31, 2006; the examination was incomplete as of December 31, 2008.

Capitol may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent Capitol has received an assessment for interest and/or penalties, it has been classified in the consolidated statements of income as a component of other noninterest expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE M—NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED

The computations of basic and diluted net income per share were as follows (in 1,000s):

	2008	2007	2006

Numerator—net income (loss) attributable to Capitol Bancorp Limited	$(28,607)	$21,937	$42,391

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	17,147	16,967	15,772

Effect of dilutive securities:
Unvested restricted shares	--	70	86
Stock options	--	179	623
Potential dilution	--	249	709

Denominator for diluted earnings per share—weighted average number of shares and potential dilution	17,147	17,216	16,481

Number of antidilutive stock options excluded from diluted earnings per share computation	2,374	1,063	--

Additional disclosures regarding restricted shares and stock options are set forth in Note J.

NOTE N—FAIR VALUE

Effective January 1, 2008, Capitol implemented FAS No. 157, as discussed in Note B.  FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—FAIR VALUE—Continued

service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of Capitol's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.  Earlier in 2008, substantially all investment securities available for sale were considered to be valued using Level 1 inputs; however, information provided to management later in the year by its third-party securities pricing vendor suggested that a Level 2 classification would be more appropriate at December 31, 2008.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Mortgage loans held for sale written down to fair value are included in the table below (none at December 31, 2008).  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—FAIR VALUE—Continued

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$15,584	$15,584

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008 were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)	Total Gains (Losses)

Impaired loans (1)	$103,580	$103,580	$(24,654)

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

Capitol will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Corporation measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets, (2) foreclosed assets, (3) the reporting unit under step one of its goodwill impairment test and (4) indefinite lived assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$624,366	$624,366	$352,372	$352,372
Loans held for sale	10,474	10,474	16,419	16,419
Investment securities:
Available for sale	15,584	15,584	14,119	14,119
Held for long-term investment	32,856	32,856	25,478	25,478
	48,440	48,440	39,597	39,597
Portfolio loans:
Loans secured by real estate:
Commercial	2,115,515	2,105,204	1,917,113	1,923,373
Residential (including multi-family)	879,754	865,406	698,960	699,216
Construction, land development and other land	797,486	753,028	852,595	854,965
Total loans secured by real estate	3,792,755	3,723,638	3,468,668	3,477,554
Commercial and other business-purpose loans	845,593	830,283	768,473	774,043
Consumer	61,340	62,313	48,041	48,983
Other	35,541	32,504	29,519	30,421
Total portfolio loans	4,735,229	4,648,738	4,314,701	4,331,001
Less allowance for loan losses	(93,040)	(93,040)	(58,124)	(58,124)
Net portfolio loans	4,642,189	4,555,698	4,256,577	4,272,877

Financial Liabilities:
Deposits:
Noninterest-bearing	700,786	700,786	671,688	671,688
Interest-bearing:
Demand accounts	1,231,170	1,231,172	1,351,940	1,351,939
Time certificates of less than $100,000	1,160,221	1,161,411	753,912	753,817
Time certificates of $100,000 or more	1,405,435	1,408,431	1,067,205	1,069,111
Total interest-bearing	3,796,826	3,801,014	3,173,057	3,174,867
Total deposits	4,497,612	4,501,800	3,844,745	3,846,555
Notes payable and short-term borrowings	446,925	447,490	320,384	320,038
Subordinated debentures	167,293	170,841	156,130	158,300

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  Capitol has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments' liquidation values.

NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($24.6 million and $28.8 million outstanding at December 31, 2008 and 2007, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($781.3 million and $1 billion at December 31, 2008 and 2007, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES—
Continued

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  The amount of reserve balances required as of December 31, 2008 and 2007 was $7.9 million and $6.3 million, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance.  Some of the banks have municipal government deposits which are guaranteed by Capitol ($16.3 million at December 31, 2008).

Capitol has guaranteed up to $2.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to Capitol (and other bank shareholders, as applicable) without prior approval from regulatory authorities.  Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to Capitol.

Each bank and Capitol are subject to certain other capital requirements.  Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on 'Tier 1' and 'Tier 2' capital and 'risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on Capitol's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average assets ratio of not less than 8% (4% for other banks) and an allowance for loan losses of not less than 1% for the first three years of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS—Continued

As of December 31, 2008, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as 'well capitalized' as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 2008, that Capitol and its banks meet all capital adequacy requirements to which the entities are subject.

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

		December 31
		2008		2007
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$219,176	≥	$188,551
Actual amount		$587,475		$628,747
Ratio		10.72%		13.34%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$194,689	≥	$177,353
Actual amount		$587,475		$628,747
Ratio		12.07%		14.18%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥	$389,379	≥	$354,706
Amount required to meet 'Well-Capitalized' category(3)	≥	$486,724	≥	$443,382
Actual amount		$669,113		$684,204
Ratio		13.75%		15.43%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTE Q—ACQUISITION OF NONCONTROLLING INTERESTS

During February of 2007, a share-exchange transaction was completed, whereby approximately 371,000 shares of Capitol common stock were exchanged for noncontrolling interests in Capitol Development Bancorp Limited II.  Had this acquisition occurred at the beginning of 2006, unaudited pro forma consolidated net income attributable to Capitol Bancorp Limited would have approximated $21.7 million in 2007 and $41.4 million in 2006; diluted earnings per share would have been $1.24 in 2007 and $2.46 in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets
	-December 31-
	2008	2007
	(in $1,000s)
Assets
Cash on deposit principally with subsidiary banks	$2,037	$2,460
Money market funds on deposit principally with subsidiary banks	25,058	7,347
Time deposits principally with subsidiary banks		9,377
Cash and cash equivalents	27,095	19,184
Investment securities	3,401	3,321
Loans, net	18,691	28,242
Investments in and advances to subsidiaries	492,776	474,436
Investment in and advances to Amera Mortgage Corporation	482	482
Equipment, software and furniture, net	9,359	10,320
Other assets	31,496	23,960

Total assets	$583,300	$559,945

Liabilities and Stockholders' Equity
Accounts payable, accrued expenses and other liabilities	$10,702	$9,770
Debt obligations	20,011
Subordinated debentures	198,739	161,030
Total liabilities	229,452	170,800
Stockholders' equity	353,848	389,145

Total liabilities and stockholders' equity	$583,300	$559,945

Condensed Statements of Operations
	-Year Ended December 31-
	2008	2007	2006
	(in $1,000s)
Income:
Dividends from subsidiaries	$19,634	$32,750	$30,475
Intercompany fees	28,847	24,854	23,039
Interest	169	610	199
Other	3,318	2,021	943
Total income	51,968	60,235	54,656
Expenses:
Interest	14,372	12,174	8,896
Salaries and employee benefits	22,415	11,756	10,482
Occupancy	2,509	2,049	1,584
Amortization, equipment rent and depreciation	4,700	3,499	2,146
Other	5,332	8,800	1,606
Total expenses	49,328	38,278	24,714
Income before equity in undistributed net earnings (losses) of consolidated subsidiaries and income tax credit	2,640	21,957	29,942
Equity in undistributed net earnings (losses) of consolidated subsidiaries	(39,320)	(4,469)	11,773
Income (loss) before income tax credit	(36,680)	17,488	41,715
Income tax credit	(8,073)	(4,449)	(676)

Net income (loss)	$(28,607)	$21,937	$42,391

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	-Year Ended December 31-
	2008	2007	2006
	(in $1,000s)

OPERATING ACTIVITIES
Net income (loss)	$(28,607)	$21,937	$42,391
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Equity in undistributed net earnings (losses) of subsidiaries	39,320	4,469	(11,773)
Depreciation and amortization of intangibles	2,583	2,189	1,459
Loss on sale of equipment and furniture			3
Decrease (increase) in amounts due from subsidiaries and other assets	(25,179)	(33,586)	21,037
Increase (decrease) in accounts payable, accrued expenses and other liabilities	932	1,428	(3,214)
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(10,951)	(3,563)	49,903

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(35,145)	(16,830)	(36,193)
Purchases of investment securities	(1,800)		(2,000)
Net decrease (increase) in loans	9,551	(16,928)	(8,449)
Proceeds from sales of equipment and furniture		126
Purchases of equipment and furniture	(1,622)	(3,170)	(5,098)
NET CASH USED BY INVESTING ACTIVITIES	(29,016)	(36,802)	(51,740)

FINANCING ACTIVITIES
Net borrowings from debt obligations	20,011
Net proceeds from issuance of subordinated debentures	34,555	55,000
Net proceeds from issuance of common stock	1,950	4,706	5,924
Tax benefit from share-based payments	20	1,688	2,481
Acquisition of shares for employee benefit trust		(2,482)
Cash dividends paid	(8,658)	(17,196)	(15,165)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	47,878	41,716	(6,760)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,911	1,351	(8,597)
Cash and cash equivalents at beginning of year	19,184	17,833	26,430

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,095	$19,184	$17,833